Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TAO Group Sub-Holdings LLC

dated as of April 27, 2021

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Periodic Financial Information
Exhibit C	-	Form of MSGE Promissory Note
Exhibit D	-	Hakkasan Parent Restrictions
Exhibit E	-	Joinder Agreement

SCHEDULES
Schedule 1.2(a)	-	Register of Members
Schedule 1.3(c)	-	Capital Accounts
Schedule 4.1(a)	-	TAO Directors
Schedule 4.1(b)	-	Hakkasan Parent Director and Observer
Schedule 4.7(b)	-	Certain Names
Schedule 6.3	-	Hakkasan Parent Prohibited Persons
Schedule 6.4	-	TAO Prohibited Persons
Schedule 6.8(b)	-	Qualified Independent Investment Banking Firms

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TAO GROUP SUB-HOLDINGS LLC

This Amended and Restated Limited Liability Company Agreement dated as of April 27, 2021 (this “Agreement”) is among TAO Group Sub-Holdings LLC, a Delaware limited liability company (the “Company”), TAO Group Holdings LLC, a Delaware limited liability company (“TAO”), and Hakkasan USA, Inc., a Delaware corporation (“Hakkasan Parent”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

WHEREAS, the Company was formed as a limited liability company under the Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on May 15, 2019;

WHEREAS, the initial Limited Liability Company Agreement of the Company, dated as of May 23, 2019 (the “Existing Agreement”), was entered into by and between TAO and the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of TAO and Hakkasan Parent have consummated the transactions (the “Transactions”) contemplated by the Transaction Agreement dated as of the date of this Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) pursuant to which, among other things, (i) Hakkasan Parent agreed to contribute all of its rights, title and interests in and to the Hakkasan Contributed Interests (as such term is defined therein) to the Company, and (ii) the Company agreed to issue and deliver to Hakkasan Parent the Transferred TAO Units (as such term is defined therein) and admit Hakkasan Parent as a member of the Company; and

WHEREAS, in connection with the execution and delivery of the Transaction Agreement, the parties hereto desire to continue the Company and to amend and restate the Existing Agreement in its entirety and enter into this Agreement in order to, among other things, (i) reflect the addition of Hakkasan Parent as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

Purpose; Capitalization

Section 1.1    Purpose. The purpose of the Company is to engage in any business or activity for which a limited liability company may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

Section 1.2    Issuance of Membership Interests; Members.

(a)    The name of, current mailing address of, and number of Units issued to each Member as of the Effective Date are set forth on Schedule 1.2(a) attached hereto (the “Register of Members”). The Register of Members shall be maintained and supplemented by the Company from time to time so that it sets forth, at a minimum, the then-current name of, mailing address of, and number of Units issued to each Member, and such maintenance and supplementation, consistent with the terms of this Agreement, shall not require the approval of any Member.

(b)    The Members as of the date of this Agreement acknowledge and agree that the number of Units issued to and held by each them as of the date of this Agreement is subject to adjustment in accordance with Section 2.5 of the Transaction Agreement and the applicable provisions of any other written agreement entered into by or between the Members and/or the Company as of the date hereof in connection with the Transactions, and that Schedule 1.2(a) hereto shall be amended to reflect any adjustments made in accordance with such agreements, with corresponding changes to the capital accounts of such Members in accordance with Section 1.3 hereof to reflect any such adjustments or contributions in accordance with such section of the Transaction Agreement.

(c)    Except as expressly provided in the Transaction Agreement or any other written agreement entered into between the Members as of the date of this Agreement, no Member shall have any obligation to the Company, to any other Member or to any third party, including any creditor of the Company, to make any additional capital contributions to the Company, and no Member in its capacity as such shall be liable for the debts, obligations or liabilities of the Company.

Section 1.3    Capital Accounts.

(a)    A capital account shall be maintained for each Member in accordance with the rules of Treasury Regulations §1.704-1(b)(2)(iv). The capital account of each Member shall be credited with (i) the amount of any capital contribution made in cash by such Member, (ii) the Agreed Value (net of any liabilities the Company is considered to assume or take subject to or under Section 752 of the Code) of any capital contribution made in property other than cash by such Member, (iii) allocations to such Member of Net Income pursuant to Section 2.2, and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. A Member’s capital account shall be debited with (w) the amount of any cash distributed to such Member, (x) the Agreed Value (net of liabilities that such Member is considered to assume or take subject to or under Section 752 of the Code) of any property other than cash distributed to such Member, (y) allocations to such Member of Net Loss pursuant to Section 2.2, and (z) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. Each Member’s capital account shall be adjusted as required by Treasury Regulation §1.704-1(b)(2)(iv)(f) to reflect a revaluation of Company property at Agreed Value upon the occurrence of any event described in Treasury Regulation §1.704-1(b)(2)(iv)(f)(5) (including the Transactions) based upon the manner in which gain or loss upon a sale of all the assets of the Company for Agreed Value would be allocated. Members’ capital accounts shall also be adjusted in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(s) upon the exercise of any non-compensatory option.

(b)    In the event that all or any portion of any Interest is transferred in accordance with this Agreement, the transferee(s) of such Interest shall succeed to all or the corresponding portion, as the case may be, of the transferor’s capital account.

(c)    Immediately following the consummation of the Transactions, the capital account balances of TAO and Hakkasan Parent shall be as set forth on Schedule 1.3(c).

Section 1.4    Preemptive Right.

(a)    If, at any time after the date of this Agreement, the Board determines in good faith that the Company should seek additional capital by equity financing, the Company may seek such additional equity capital and propose to issue or sell any Preemptive Securities to a third party or a Qualified Member (or any Affiliate thereof, including, in the case of TAO, MSGE or any of its Subsidiaries) in compliance with the terms of this Section 1.4. Each Qualified Member shall have the right, but not the obligation, to purchase from the Company (the “Preemptive Right”), on the same terms and conditions (including at the same price per Preemptive Security) set forth in the Preemptive Rights Notice (as defined below) and before any third party, up to its pro rata portion of such Preemptive Securities so that the percentage obtained by dividing the number of Preemptive Securities that such Qualified Member is entitled to purchase by the total number of Preemptive Securities is equal to the Percentage Share of such Qualified Member. Each Qualified Member shall have the right to assign its Preemptive Right to any of its Permitted Transferees without the consent of the Company or any other Members.

(b)    In connection with any Preemptive Right, the Company shall, by written notice and before binding discussions with any third party (a “Preemptive Rights Notice”), provide an offer to sell to each Qualified Member that number of Preemptive Securities of any proposed issuance in accordance with Section 1.4(c). Any Preemptive Rights Notice shall include the applicable purchase price per Preemptive Security, the aggregate amount of Preemptive Securities offered, the number of Preemptive Securities offered to such Qualified Member in accordance with Section 1.4(a), the proposed closing date and time for the issuance thereof (which shall be no less than twenty-five (25) days from the date of such notice), a summary of the material rights and obligations of the Preemptive Securities and any other material terms and conditions of the offer.

(c)    Within twenty (20) days from the date of receipt of a Preemptive Rights Notice, any Qualified Member wishing to exercise its Preemptive Right concerning the Preemptive Securities referred to therein shall deliver written notice (an “Exercise Notice”) to the Company setting forth the number of Preemptive Securities that such Qualified Member commits to purchase (which may specify that such Qualified Member commits to purchase a number of Preemptive Securities in excess of its pro rata share (based on its Percentage Share) in the event any other Qualified Member(s) fail(s) to give an Exercise Notice for the entire amount of Preemptive Securities it is entitled to purchase hereunder). Any Qualified Member that fails to give the Company an Exercise Notice during the foregoing twenty (20)-day period after receipt of a Preemptive Rights Notice shall be deemed to have forfeited such Qualified Member’s right to acquire the Preemptive Securities offered pursuant to such Preemptive Rights Notice.

(d)    The closing of the issuance or sale of Preemptive Securities with respect to any Qualified Member that duly gives an Exercise Notice shall occur on the date and at the place specified by the Company in the Preemptive Rights Notice. In the event that such a closing does not occur within one hundred and twenty (120) days of the delivery of a Preemptive Rights Notice, the Company shall repeat the procedure set forth in Sections 1.4(a), 1.4(b) and 1.4(c) with respect to such Preemptive Securities. Subject to Section 4.1(d)(iii), any such Preemptive Securities that are not acquired by any Qualified Members may be issued to a third party on substantially the same terms and conditions (including the same price per Preemptive Security) as those set forth in the Preemptive Rights Notice.

(e)    Notwithstanding anything to the contrary in this Agreement:

(i)    no Qualified Member (or other Person) shall have a right to purchase Preemptive Securities pursuant to this Section 1.4 if such purchase would violate any applicable securities laws (whether or not such violation may be cured by a filing of a registration statement or any other special disclosure, but allowing for any available exemptions that do not impose any requirement to provide a disclosure document to the general public); provided, however, that in the event applicable securities laws change after the date of this Agreement so as to provide an exemption therefrom that would be satisfied by providing the Qualified Members with, in addition to information otherwise required to be provided to them pursuant to this Section 1.4, financial statements otherwise prepared by the Company in the ordinary course of business pursuant to Section 3.5 or any other information prepared or delivered to any other purchaser of such securities, then the Company shall use commercially reasonable efforts to obtain such exemption; and

(ii)    (x) in the event there is a Cash Flow Deficiency or Credit Agreement Default pursuant to clause (i) of the definition of such term, the time periods referred to in this Section 1.4 shall be reduced to the minimum extent necessary so that such Cash Flow Deficiency or Credit Agreement Default shall not occur and such periods shall in any event expire at least five (5) Business Days prior to the actual occurrence of such Cash Flow Deficiency or Credit Agreement Default pursuant to clause (ii) of the definition of such term; provided, however, that subject to the foregoing, the Company or TAO, as applicable, shall use commercially reasonable efforts to comply with the terms of this Section 1.4 under a revised timeline, and (y) in the event the applicable Cash Flow Deficiency or Credit Agreement Default pursuant to clause (ii) of the definition of such term, has already occurred (and has not been cured), the time periods referred to in this Section 1.4 shall not in any way delay the Board’s actions to cure such Cash Flow Deficiency or Credit Agreement Default in accordance with the other terms of this Section 1.4.

Section 1.5    Business Plan.

(a)    A detailed business plan (as in effect from time to time, the “Business Plan”) of the Company and its Subsidiaries for the period ending June 30, 2022 shall be distributed by the Company to the Members when available after the date of this Agreement. No later than sixty (60) days prior to the start of the Company Fiscal Year ending June 30, 2023 and any subsequent Company Fiscal Year, the Company shall submit to Hakkasan Parent a proposed Business Plan, in the same form as such Business Plan for the period ending June 30, 2022 or in such other form as is otherwise approved by the Board.

(b)    If a Business Plan subject to the Hakkasan Parent Veto Right set forth in Section 4.1(d)(viii) for any Company Fiscal Year has not been approved by Hakkasan Parent prior to the start of such Company Fiscal Year, then the Business Plan for such Company Fiscal Year shall be the same as the Business Plan for the prior Company Fiscal Year (a “Rollover Business Plan”), subject to further increases in any line item in order to permit expenditures under any Contract of the Company or any of its Subsidiaries that had been properly authorized under this Agreement before such Rollover Business Plan went into effect. Until such time as such Company Fiscal Year’s Business Plan has either (i) been adjusted to no longer be subject to the Hakkasan Parent Veto Right set forth in Section 4.1(d)(viii), or (ii) been approved by Hakkasan Parent, the Business Plan shall continue to be such Business Plan most recently approved by the Board as adjusted in accordance with this Section 1.5(b). The term “Business Plan” as used in the Agreement shall include any Rollover Business Plan that may be in effect at the time.

(c)    The Business Plans (including any Rollover Business Plan, if necessary) will reserve the amount necessary, if available, to satisfy amounts referenced in the definition of Available Cash.

Section 1.6    Term. The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article VII.

Section 1.7    Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Board in accordance with the Act.

Article II

Distributions; Allocation of Profits and Losses

Section 2.1    Distributions.

(a)    Distributions; Payments under the Holdings LLC Agreement. Except as otherwise provided in Section 7.2, distributions shall be made to the Members at such times and in such amounts as determined and approved by the Board (including as required pursuant to Section 2.1(b), Section 2.1(c) and Section 2.1(d)). Notwithstanding anything to the contrary contained in this Agreement, prior to any such distributions to the Members contemplated by Section 2.1(c), Section 2.1(d) or Section 2.1(e), the Members acknowledge and agree that the Company or any of its Subsidiaries shall make payments in respect of obligations under the Subordinated Credit Agreement and accrued but unpaid “MSG Payment” obligations under Section 4.8 of the Holdings LLC Agreement (including, in each case, accrued interest thereon) in accordance with their respective terms.

(b)    Tax Distributions. The Company shall distribute to each Member with respect to each fiscal quarter following the Effective Time amounts at least two (2) Business Days prior to the date on which any U.S. federal income taxes are due such that each Member receives an amount at least equal to (i) (A) the amount of net taxable income allocable to such Member in respect of such fiscal quarter reduced by allocable losses (including losses allocable to any predecessor of such Member) for prior periods following the Effective Time not previously taken into account pursuant to this Section 2.1(b), as reasonably estimated by the Company, multiplied by (B) an assumed tax rate equal to the highest marginal federal, state and local income tax rate applicable to individual residents of New York City at the relevant time, as adjusted to take into account deductions reasonably expected to be available under Section 199A of the Code and the ability (if any) to deduct state and local income taxes for U.S. federal income tax purposes, reduced by any credits reasonably expected to be available (including credits for FICA taxes, foreign tax credits, and state and local credits for unincorporated business taxes), all as determined in good faith by the Company’s partnership representative; provided, however, that with respect to any period in which TAO has no direct or indirect owners who are individuals, the assumed tax rate shall be based upon the corporate tax rate, taking into account reasonable assumptions as to state and local rates and apportionment factors for such fiscal quarter, as determined in good faith by the Company’s partnership representative; provided, further, that if the excess of (i) the amount distributable to any Member for any fiscal quarter pursuant to this Section 2.1(b) over (ii) the portion of such amount (if any) attributable to the allocation of taxable income to such Member in respect of the Preferred Return (such excess, the “Common Unit Tax Distribution Amount”) is less than the amount that would have been distributed to such Member had the distribution of the Common Unit Tax Distribution Amount pursuant to this Section 2.1(b) instead been made in accordance with Percentage Shares, then the amount distributed to such Member shall be increased (by increasing the total amount distributed under this Section 2.1(b) without reducing any other Members’ distribution under this Section 2.1(b)) such that the Common Unit Tax Distribution Amount (taking into account such increase) is distributed in accordance with Percentage Shares. Notwithstanding the foregoing provisions of this Section 2.1(b), distributions pursuant to this Section 2.1(b) shall be made only to the extent not in violation of any Company Loan Agreement (other than a Company Loan Agreement between the Company and TAO or any of its Affiliates). To the extent that the full amount of distributions otherwise required pursuant to this Section 2.1(b) cannot be made as a result of the immediately preceding sentence, distributions shall be made to the Members in proportion to the amounts that would have been due absent the application of the immediately preceding sentence, and the remaining portion of any such distributions shall be made promptly after such portion would not result in violation of any such Company Loan Agreement. Any distributions made to a Member pursuant to this Section 2.1(b) shall be (i) treated as an actual distribution for purposes of Section 2.1(c) and (ii) credited against and reduce amounts subsequently distributable to such Member pursuant to Section 2.1(c).

(c)    Distributions of Available Cash. Subject to applicable law, after making distributions pursuant to Section 2.1(b), to the extent not in violation or breach of any Company Loan Agreement, the Company shall, to the extent determined and approved by the Board, make distributions of Available Cash to the Members no less than once each year (including any other distributions authorized by the Board) to the holders of Units as follows:

(i)    first, to the holders of Preferred Units in accordance with their respective Preferred Percentage Shares until they shall have received a Preferred Return (taking into account prior distributions (if any) attributable to their Preferred Units) on their Unreturned Preferred Capital Contributions Amount;

(ii)    second, to the holders of Preferred Units in accordance with their respective Preferred Percentage Shares until the Unreturned Preferred Capital Contributions Amount is zero (and upon distribution of the Preferred Return and the entire Unreturned Preferred Capital Contributions Amount in respect of such Preferred Units, such Preferred Units will be deemed to have been redeemed in full by the Company and no longer issued and outstanding without any further action by the Company or any holder thereof); and

(iii)    third, to the holders of Common Units in accordance with their respective Percentage Shares.

(d)    Required Distributions.

(i)    In the event of a “Preferred Unit Put” exercised by any holder of Preferred Units (as defined in the Holdings LLC Agreement) other than MSGE or its Permitted Transferees under Section 6.10 of the Holdings LLC Agreement, or in the event of a “Preferred Unit Call” in connection with a termination of employment of any such holder, the amount payable to such holder(s) under Section 6.10 of the Holdings LLC Agreement shall be distributed by the Company to TAO and such amount shall be deemed to have been distributed in accordance with Section 2.1(c) and attributed to the Preferred Units hereunder.

(ii)    In the event of an “MSGE Preferred Unit Put” exercised by MSGE or its Permitted Transferees under Section 6.10 of the Holdings LLC Agreement, the amount payable to MSGE or its Permitted Transferees under Section 6.10 of the Holdings LLC Agreement shall be distributed by the Company to TAO and such amount shall be deemed to have been distributed in accordance with Section 2.1(c) and attributed to the Preferred Units hereunder.

(e)    Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as determined and approved by the Board, based on their Fair Market Value as determined by the Board in good faith in the same proportions as if Available Cash were (to the extent not in violation of any Company Loan Agreement) distributed in accordance with Section 2.1(c). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(f)    Disproportionate Distributions in Accordance with Transaction Agreement. Notwithstanding anything to the contrary, the Company shall be entitled to make disproportionate distributions to Hakkasan Parent or TAO as contemplated by Section 2.5(c)(i)(y), 2.6, 5.4 or 7.2 of the Transaction Agreement or as otherwise agreed by TAO and Hakkasan Parent.

Section 2.2    Allocations Generally.

(a)    Except as otherwise provided in Sections 2.2(b) through (i), Net Income or Net Loss for any Company Fiscal Year, and, to the extent that the Board determines it is necessary or appropriate, individual items of income, gain, loss and deduction of the Company shall be allocated among the Members so as to cause each Member’s capital account balance to equal as nearly as possible (i) the amount of the distribution that such Member would receive pursuant to Section 7.2(d) if, at the end of such Company Fiscal Year, each Company asset were sold for an amount of cash equal to such asset’s Book Value, each liability of the Company were satisfied in cash in accordance with its terms (limited, with respect to each Nonrecourse Liability, to the Book Value of any asset or assets securing such Nonrecourse Liability), and all remaining cash of the Company were distributed to the Members in accordance with Section 7.2 minus (ii) such Member’s shares of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debt, computed immediately prior to the hypothetical sale of assets.

(b)    If there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in the order specified in Treasury Regulation §1.704-2(j)(2) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such year (which share of such net decrease shall be determined under Treasury Regulation §1.704-2(g)(2)). This Section 2.2(b) is intended to be a “minimum gain chargeback” described in Treasury Regulation §1.704-2(f) and is to be interpreted in a manner consistent therewith.

(c)    If there is a net decrease during a Company taxable year in the Minimum Gain Attributable to Member Nonrecourse Debt (as determined under Treasury Regulation §1.704-2(i)(3)), any Member with a share of Minimum Gain Attributable to such Member Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in the order specified in Treasury Regulation §1.704-2(j)(2) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Minimum Gain Attributable to such Member Nonrecourse Debt (as determined under Treasury Regulation §1.704-2(g)(2)), during such year. This Section 2.2(c) is intended to be a “partner minimum gain chargeback” described in Treasury Regulation §1.704-2(i)(4) and is to be interpreted in a manner consistent therewith.

(d)    Items of Company loss, deduction or Section 705(a)(2)(B) Expenditure that are attributable to a Member Nonrecourse Debt shall be allocated among the Members who bear the Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulation §1.704-2(i)(1).

(e)    The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Shares.

(f)    In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, any Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to be a “qualified income offset” described in Treasury Regulation §1.704-1(b)(2)(ii)(d) and is to be interpreted in a manner consistent therewith.

(g)    To the extent that an adjustment to the adjusted tax basis of any Company property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining capital accounts as a result of a distribution to a Member, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the Company property) or loss (if the adjustment decreases the basis of the Company property), and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation §1.704-1(b)(2)(iv)(m)(4), as the case may be.

(h)    Net Loss allocated pursuant to Section 2.2(a) shall not exceed the maximum amount of Net Loss that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Company Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss pursuant to Section 2.2(a), the limitation set forth in this Section 2.2(h) shall be applied on a Member by Member basis and Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ capital accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulation §1.704-1(b)(2)(ii)(d) and, thereafter, pro rata based on Percentage Shares.

(i)    In the event that any item of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure is allocated pursuant to Section 2.2(b) through (g), subsequent items of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure (as determined for purposes of computing Net Income or Net Loss) shall, to the extent consistent with Section 2.2(b) through (h), be allocated between the Members so as to eliminate as quickly as possible on a proportionate basis, with respect to each Member, any disparity between (i) the sum of (x) such Member’s capital account balance and (y) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debts determined in accordance with Treasury Regulation §§1.704-2(g) and (i)(5) and (ii) the capital account which such Member would have had if all Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debt had been realized and all allocations of Net Income and Net Loss had been made pursuant to Section 2.2(a) (without giving effect to the reference therein to Section 2.2(b) through (h)).

(j)    In the event that any item or items of income, gain, loss or deduction of the Company or any Member (or any Person related to a Member) is reallocated between the Company and any Member (or any Person related to a Member) pursuant to Code Section 482, then the allocation of the income, gain, loss or deduction of the Company for the year in which such reallocation occurs shall be made in such a fashion that the capital accounts of all Members, after taking into account any deemed contributions or distributions arising in connection with such reallocation, shall be equal to what they would have been if no reallocation had occurred.

(k)    In the event that the Percentage Shares of the Members shall change pursuant to the terms of this Agreement, there shall be an interim closing of the books of the Company as of the close of the day of such change (the “Interest Change Date”) and the capital accounts of the Members shall be revalued pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) effective immediately prior to the event giving rise to the interim closing of the books of the Company. The Net Income or Net Loss of the Company for the period ending on the Interest Change Date shall be allocated to the Members in accordance with this Section 2.2 as if the Company Fiscal Year ended on such date, without taking into account any change in Percentage Shares on the Interest Change Date. For purposes of the preceding sentence, the day on which the Effective Time occurs shall be treated as an Interest Change Date. The Net Income or Net Loss of the Company for any period commencing after the Interest Change Date shall be allocated to the Members in accordance with this Section 2.2, taking into account their respective Percentage Shares in effect after the Interest Change Date. Notwithstanding the foregoing, if the Interest Change Date is not the last day of a month, Net Income or Net Loss of the Company for the month in which the Interest Change Date occurs shall be prorated on a daily basis between the portion of the month ending on the Interest Change Date and the remainder of such month.

Section 2.3    Tax Allocations. For income tax purposes, all items of income, gain, loss, deduction and credit shall be allocated among the Members in the manner set forth in Section 2.2; provided, however, that: (a) all items of income, gain, loss and deduction with respect to any property contributed to the Company by a Member (or revalued in accordance with Section 1.3) shall be allocated for income tax purposes so as to take into account any variation between the adjusted tax basis of such property and its Agreed Value at the time of contribution (or the event requiring revaluation) in accordance with Section 704(c) of the Code (and Treasury Regulation §1.704-1(b)(2)(iv)(f)) using the remedial method described in Treasury Regulation §1.704-3(d) in connection with the Transactions; (b) corrective allocations shall be made to the extent required pursuant to Treasury Regulation §1.704-1(b)(4)(x); and (c) creditable foreign taxes shall be allocated in accordance with Treasury Regulation §1.704-1(b)(4)(viii). Any increase (or decrease) in taxable income or loss resulting from adjustments to the basis of the assets of the Company made pursuant to Section 743 of the Code shall be taken into account by the Member or Members to which such adjustment is attributable.

Section 2.4    Withholding and other Tax Payments. The Company shall, to the extent required by applicable law, withhold taxes from distributions made to any Member or pay taxes on behalf of any Member pursuant to Section 1446 of the Code or any similar provision of federal, state, local, or foreign law. Any taxes so withheld shall be deemed to have been distributed to such Member or, to the extent that any such tax is not withheld from a distribution, such Member shall promptly reimburse the Company therefor. If any imputed underpayment (including associated interest, penalties, or additions to tax) is required to be paid by the

Company pursuant to Section 6225 of the Code (or any similar provision of state, local or foreign law) with respect to income directly or indirectly allocable to a Member or former Member, such Member or former Member (and, in the case of a former Member, its transferee) shall promptly reimburse the Company therefor. Any amount due from a Member or a former Member to the Company pursuant to the two (2) preceding sentences shall bear interest at the “prime rate” (as specified in The Wall Street Journal, from time to time) plus three percent (3%) from the time of payment by the Company of the tax or imputed underpayment to the time of payment by the Member or former Member, and the Company may offset such amounts against distributions or other amounts due from the Company to such Member. The obligations of a Member pursuant to this Section 2.4 shall continue even if such Member ceases to be a Member.

Section 2.5    No Interest; No Return of Capital. No interest shall be payable on the capital contributions, or in respect of the capital accounts, of the Members. No Member shall be permitted to make an early withdrawal of any portion of the capital contributions made by it.

Article III

Fiscal Matters

Section 3.1    Partnership Representative. MSG TG LLC will be the “partnership representative” within the meaning of Section 6223 of the Code and act in any similar capacity under state, local, or foreign tax law, and shall designate the “designated individual” within the meaning of Treasury Regulation §301.6223-1(b)(3), subject to TAO’s right to designate a successor partnership representative. The Company will reimburse the partnership representative for any reasonable out-of-pocket expenses incurred in connection with its activities in such capacity. MSG TG LLC shall keep Hakkasan Parent informed of all examinations, including any administrative and judicial proceedings, of the Company with respect to taxes and shall furnish a copy of each notice or other communication received by MSG TG LLC, in its capacity as partnership representative or similar designation under applicable law, or the Company from any taxing authority to each Member. Hakkasan Parent shall be permitted to participate in any tax matter or proceeding and TAO shall reasonably consult with Hakkasan Parent prior to any settlement of a tax matter, administrative or judicial proceeding.

Section 3.2    Certain Tax Matters and Tax Elections. As of the date this Agreement, it is the intent of the Members that the Company be treated as a partnership for all federal, state and local tax purposes. The Members intend that the contribution by Hakkasan Parent of the Hakkasan Contributed Interests to the Company in exchange for the Transferred TAO Units and the deemed contribution by TAO of its assets and liabilities to the Company shall be treated as tax-free contributions to a new partnership under section 721(a) of the Code. The Company shall make a timely election under Section 754 of the Code and such other tax elections as the partnership representative may reasonably determine to be appropriate.

Section 3.3    Fiscal and Tax Year; Auditor. The taxable year of the Company for federal, state and local income tax purposes shall end on June 30 of each year except as otherwise required by the Code. Effective June 28, 2020, the fiscal year of the Company for financial reporting purposes shall be based on a retail calendar year, following a 4-4-5 week convention consistent with retail accounting periods (and with certain fiscal years following a 4-4-6 week convention, as applicable to a retail calendar for a given year), and each fiscal year of the Company shall end on the last Sunday in June (the “Company Fiscal Year”); provided, however, that certain Subsidiaries of the Company shall follow a fiscal year beginning on July 1 and ending on June 30 of the following year for financial reporting purposes if required under any management agreement with a third party to report on a month-end basis (such venues in operation as of the date of this Agreement: Ninth Avenue Hospitality LLC, 55th Street Hospitality Holdings LLC, Roof Deck Entertainment LLC and Roof Deck Australia LLC). The Company’s independent auditor shall be Deloitte LLP. For record keeping purposes, it is further acknowledged that prior to June 28, 2020, the Company Fiscal Year ended on the last Sunday of each calendar year (i.e. the last Sunday in December).

Section 3.4    Books and Records. The Company shall preserve and maintain (or cause to be preserved and maintained) all books, records, reports, invoices, material documents and all material information relating to the accounting, business and financial affairs of the Company and its Subsidiaries, and all personnel records, reports, files or other material documentation relating to the employment of all Company’s and its Subsidiaries’ employees (collectively, the “Business Books and Records”). The Company will at all times maintain or cause to be maintained at its principal place of business complete and accurate Business Books and Records and will be open to inspection and examination by the Qualified Members in accordance with Section 3.6.

Section 3.5    Financial Statements; K-1.

(a)    As soon as available and in any event within thirty (30) days after the end of each month and within thirty (30) days after the end of each fiscal quarter of the Company, the Company shall deliver to each Qualified Member the consolidated balance sheets of the Company and its Subsidiaries, as at the end of such month or such fiscal quarter, as the case may be, and the related consolidated statements of income, members’ equity and cash flows for such month or such fiscal quarter, as the case may be, and for the period from the beginning of the then current Company Fiscal Year to the end of such month or such fiscal quarter.

(b)    As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of the Company, the Company shall deliver to each Qualified Member updated forecasts of revenue, updated expense line items and the periodic financial information described in Exhibit B, as well as capital expenditures by project, staffing, key performance indicators and a statement of cash flows, in each case, to the extent that the foregoing are delivered to TAO or its members in their capacity as members under the Holdings LLC Agreement.

(c)    As soon as available and in any event within one hundred and twenty (120) days after the end of each Company Fiscal Year, the Company shall deliver to each Member (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, members’ equity and cash flows for such Company Fiscal Year, (ii) and a statement of each Member’s capital account as of the end of such Company Fiscal Year.

(d)    Within one hundred and twenty (120) days after the end of each taxable year, the Company shall distribute to each Member a copy of its Schedule K-1 to the Partnership Tax Return (Form 1065) or any successor form thereto.

(e)    Any financial and other reports required pursuant to this Section 3.5 shall be prepared in accordance with GAAP.

Section 3.6    Additional Information; Access. At any time and from time to time, the Company and its Subsidiaries shall permit any Qualified Member and its representatives (but excluding any representatives or other Persons that are not subject to or bound by the obligations under Section 4.6(a)) to (i) visit and inspect any of the facilities (including any offices and venues) of the Company or any of its Subsidiaries, all at reasonable times and upon reasonable notice and (ii) examine the Business Books and Records of the Company or any of its Subsidiaries, as applicable, and make legible copies thereof or extracts therefrom, in each case, to the extent reasonably requested (taking into account applicable law and any relevant privilege or binding confidentiality requirements) and not an undue interference with the operation of the businesses of the Company or its Subsidiaries.

Article IV

Administration and Management

Section 4.1    Management.

(a)    The Board shall initially consist of eleven (11) Directors, (x) ten (10) individuals designated by TAO, which individuals from time to time shall include certain Directors that are also Officers of the Company or TAO designated on Schedule 4.1(a) (subject to update by TAO by written notice) as “TAO Executive Directors”, and other individuals designated on Schedule 4.1(a) (subject to update by TAO by written notice) as “TAO Parent Directors” and together with the TAO Executive Directors, the “TAO Directors”, and one of whom (designated by TAO) shall serve as chairman of the Board (the “Chairman”), and (y) for so long as Hakkasan Parent is a Qualified Member, one individual designated by Hakkasan Parent on Schedule 4.1(b) (subject to update by Hakkasan Parent by written notice) (the “Hakkasan Parent Director”). To the extent the Board shall constitute any committees, each Qualified Member will be entitled to have a representation in such committees in proportion to its representation on the Board. Thereafter, in the event Hakkasan Parent shall cease to be a Qualified Member, the Hakkasan Parent Director shall automatically at all times thereafter have no right to serve on the Board and the number of Directors on the Board (and any committee thereof) shall, unless TAO shall otherwise agree, be correspondingly reduced. In addition to the Hakkasan Parent Director, for so long as Hakkasan Parent is a Qualified Member, Hakkasan Parent may designate one (1) individual on Schedule 4.1(b) (subject to update by Hakkasan Parent by written notice) (the “Hakkasan Parent Observer”, and together with the Hakkasan Parent Director, the “Hakkasan Board Designees”) to attend and observe meetings of the Board (or any committee thereof) in a non-voting capacity (and without affect to any quorum calculation) and to be given notice of each meeting of the Board, including any committee thereof, and shall be given copies of any documents as and when given to the Directors, subject to the withholding or redaction of any information which in the Board’s good faith judgment relates to the matters referred to in the following sentence; provided that the Hakkasan Parent

Observer’s failure to attend any meeting shall have no impact on the validity of any action taken by the Board. Notwithstanding anything to the contrary in this Agreement, the Hakkasan Board Designees may be excluded from any meeting of the Board (or any committee thereof) or any portion thereof to the extent that a majority of the Board determines in good faith that (1) such exclusion is required to preserve any evidentiary, attorney-client or other legal privilege or (2) a Hakkasan Board Designee’s presence gives rise to good faith concerns about a conflict of interest.

(b)    The Directors and Hakkasan Parent Observer initially designated by TAO and Hakkasan Parent shall be the individuals as set forth on Schedules 4.1(a) and 4.1(b), respectively. Each Member may remove its designated Director (and Hakkasan Parent may remove the Hakkasan Parent Observer) at any time and for any reason (or no reason) by giving written notice of same to the Company and the other Member and, if it has terminated a Director (or Hakkasan Parent Observer, as applicable) it designated, may designate a replacement Director (or Hakkasan Parent Observer, as applicable) in such notice or in a subsequent notice to such other Member. The Members agree to take all actions reasonably necessary for the prompt appointment to the Board of any such replacement Director designated by a Member.

(c)    The Board shall have full authority to manage and control the business, affairs and properties of the Company, subject to the terms of this Agreement, including the Hakkasan Parent Veto Rights. The Board may appoint or remove (and may cause the Company’s Subsidiaries to appoint or remove) such officers of the Company (or its Subsidiaries) (each, an “Officer”) with such authority, duties and responsibilities as the Board may determine from time-to-time. For so long as Hakkasan Parent (together with its Permitted Transferees) is a Qualified Member, the Company shall in good faith consult with Hakkasan Parent prior to appointing any Non-Qualifying Proposed Officer and consider in good faith the views of Hakkasan Parent prior to appointing any such Non-Qualifying Proposed Officer.

(d)    For so long as Hakkasan Parent (together with its Permitted Transferees) is a Qualified Member, except in connection with a Going Public Transaction or Approved Sale in accordance with the terms herein, the Company shall not, and the Company shall cause each of its Subsidiaries not to, take any of the following actions without the prior written approval of Hakkasan Parent (whether at a duly called meeting of the Members or by written consent executed by Hakkasan Parent):

(i)    solely with respect to the Company, pay, make, put aside or declare any dividend or other distribution in cash, Units, property or otherwise, in respect of the Units or any other equity or ownership interest, other than distributions paid in accordance with the terms of Section 2.1;

(ii)    except in accordance with Section 4.2 or a Company Loan Refinancing, incur or assume any Debt in an amount that would cause the total amount of Debt outstanding after incurring or assuming such Debt to be in excess of $38,000,000 (subject to adjustment pursuant to the following proviso, the “Cap”); provided, however, that the Cap shall be increased by five percent (5%) annually (the “Adjustment Mechanism”);

(iii)    issue any Units or any other equity or ownership interest in the Company to a third party in an aggregate amount such that the sum of TAO and its Permitted Transferees’ aggregate Percentage Share would equal less than a majority of the aggregate Percentage Share of all Members;

(iv)    prior to the fifth anniversary of the date of this Agreement, merge or consolidate the Company with or into another Person (but excluding the merger or consolidation of a direct or indirect wholly-owned Subsidiary of the Company into the Company or another wholly-owned Subsidiary of the Company (or vice versa)) or sell or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (but excluding the assignment or transfer of assets of the Company or a direct or indirect wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(v)    materially change the fundamental nature of the business of the Company and its Subsidiaries, taken as a whole (it being understood and agreed that engaging in brand or intellectual property licensing to third parties would not be a material change to the fundamental nature of the business);

(vi)    amend, modify or restate any provision of the corporate organizational documents (e.g., certificate of incorporation, bylaws or limited liability company agreement) of the Company or any of its Subsidiaries in a manner that would result in Hakkasan Parent or its Permitted Transferees losing any of the rights granted to Hakkasan Parent or its Permitted Transferees set forth in this Agreement (it being understood and agreed that the granting of rights which are the same or superior to those granted to Hakkasan Parent in this Agreement to any new Member (including in connection with an issuance of new Units in accordance with this Agreement) will not in and of itself be deemed to result in Hakkasan Parent or its Permitted Transferees losing any of the rights granted herein);

(vii)    except as contemplated by Sections 1.4, 4.2 and the last sentence of Section 2.1(a) or with respect to any financing entered into in accordance with Section 4.2 of the Holdings LLC Agreement (as the Holdings LLC Agreement is in effect as of the date hereof), enter into, modify or terminate, or waive any rights under, any Contract, transaction or other arrangement which involves, or is reasonably likely to involve, consideration or payments to or from such Persons in excess of $350,000 (subject to increase in accordance with the Adjustment Mechanism) and that is on terms less favorable in the aggregate to the Company and its Subsidiaries, taken as a whole, than those which they could obtain at the time on arm’s length basis from an unaffiliated party;

(viii)    approve a Business Plan with respect to any annual period that provides for a projected EBITDA that is less than seventy-five percent (75%) of the actual EBITDA for the immediately previous annual period;

(ix)    appoint an independent auditor other than Deloitte, PricewaterhouseCoopers, Ernst & Young or KPMG (or any of their respective subsidiaries or affiliated firms, or any successors to the foregoing with an international auditing reputation); or

(x)    make any discretionary change in accounting policies specific to the Company or any of its Subsidiaries (excluding any changes (A) required by any applicable laws, rules, statutes or regulations, or (B) to the MSGE Accounting Principles including, for the avoidance of doubt, as the foregoing flow through to the Company’s or any of its Subsidiaries’ accounting policies, which in each case of clauses (A) and (B), may be applied to the Company without Hakkasan Parent consent).

Section 4.2    Debt Financing.

(a)    Notwithstanding anything in this Agreement to the contrary, and in addition to the Company’s ability to issue or sell Preemptive Securities in accordance with Section 1.4, in the event that the Board determines in good faith that the Company should seek additional capital by debt financing, the Company or any of its Subsidiaries may seek such additional debt financing in compliance with the terms of this Section 4.2. The Company shall deliver a written notice to the Qualified Members providing all of the material proposed terms and conditions, including timing, of such debt financing and the allocation of the amount to be funded by each Member pro rata in accordance with its Percentage Share (a “Debt Financing Notice”), and Hakkasan Parent shall be entitled to fund its pro rata portion of such debt financing upon its written election to the Company and TAO within eight (8) Business Days of its receipt of such notice (a “Pro Rata Funding Election”). In the event a Pro Rata Funding Election is not timely received or Hakkasan Parent does not otherwise comply with the terms, including timing, contemplated by the Debt Financing Notice, notwithstanding anything in this Agreement to the contrary (including the Hakkasan Parent Veto Rights), the Board may cause the Company or any of its Subsidiaries to obtain debt financing from any Person, including TAO or any of its Affiliates (including MSGE or any of its Subsidiaries), on terms that are Commercially Reasonable Debt terms and, in any event, no more favorable in the aggregate to such lender than those contained in the Debt Financing Notice delivered to Hakkasan Parent (or as otherwise approved by Hakkasan Parent).

(b)    Notwithstanding the foregoing in this Section 4.2, (x) in the event there is a Cash Flow Deficiency or Credit Agreement Default pursuant to clause (i) of the definition of such term, the time periods referred to in this Section 4.2 shall be reduced to the minimum extent necessary so that such Cash Flow Deficiency or Credit Agreement Default shall not occur and such periods shall in any event expire at least five (5) Business Days prior to the actual occurrence of a Cash Flow Deficiency or Credit Agreement Default pursuant to clause (ii) of the definition of such term; provided, however, that subject to the foregoing, the Company or TAO, as applicable, shall use commercially reasonable efforts to comply with the terms of this Section 4.2 under a revised timeline, and (y) in the event the Cash Flow Deficiency or Credit Agreement Default pursuant to clause (ii) of the definition of such term has already occurred (and has not been cured), the time periods referred to in this Section 4.2 shall not in any way delay the Board’s actions to cure such Cash Flow Deficiency or Credit Agreement Default in accordance with the other terms of Section 4.2(a).

Section 4.3    Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting the obligations of any Person under (or the liability of any Person for any breach of) Section 4.6 or Section 4.7, (a) no Member will be liable to the Company or any other Member for any Losses suffered or incurred by any Person on account, or by reason, of any claim based on or arising from any act taken or omitted to be taken by such Member in his, her or its capacity as such, and no Member in his, her or its capacity as such will owe any fiduciary duties to the Company, any other Member (as applicable) or any other Person, (b) except to the extent agreed to in any other written agreement involving an Affiliate of the Company (i) no Director will be liable to the Company or any Member for any Losses suffered or incurred by any Person on account, or by reason, of any claim based on or arising from any act taken or omitted to be taken by such Director in his or her capacity as such or in his or her capacity as a member of the board of directors (or similar governing body with a different name) of any Subsidiary of the Company, and (ii) no Director in his or her capacity as such will owe any fiduciary duties to the Company, any Member or any other Person, and (c) each Officer (in his or her capacity as such) shall owe the same duty of loyalty and good faith to the Company as an officer of a Delaware corporation under the General Corporation Law of the State of Delaware (the “DGCL”) (it being understood that such duties shall not limit any such Officer’s right to (i) take the actions permitted by clauses (i) and (ii) of Exhibit H to the Holdings LLC Agreement, or (ii) exercise any Principal Veto Rights pursuant to Section 4.1(g) of the Holdings LLC Agreement) and, except for such duties, shall not in his or her capacity as such owe any other fiduciary duties to the Company, any Member or any other Person. Without limiting the obligations of the Members, Directors or Officers to the Company or the other parties hereto under this Section 4.3 or the other provisions of this Agreement, (x) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Directors or Officers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or Officer, and (y) the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on any Member, Director or Officer for debts, obligations or liabilities of the Company. Except with respect to the obligations of any Person under (or the liability of any Person for any breach of) Sections 4.6 or 4.7, (x) there shall be, and each Member, Director and Officer shall be entitled to, a presumption that such Person acted in good faith in any action taken in his, her or its capacity as a Member, Director or Officer, and (y) each Member, Director and Officer in any action taken in his, her or its capacity as a Member, Director or Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Member, Director and Officer reasonably believes are within such Person’s professional or expert competence.

Section 4.4    Indemnification.

(a)    To the fullest extent permitted by law, the Company shall indemnify the Members, Directors and Officers and their respective officers, directors and employees (collectively, “Indemnified Persons”) and hold them harmless from and against any losses, costs, liabilities, damages, and expenses (including costs of suit and reasonable attorney’s fees) (collectively, “Losses”) such Indemnified Person may incur (or have incurred on or before the date hereof) relating to or arising out of such Indemnified Person’s acts or omissions in such Indemnified Person’s capacity acting on behalf of the Company or any of its Subsidiaries in a manner reasonably believed to be within the scope of such Indemnified Person’s authority or in performing such Indemnified Person’s obligations on behalf of the Company or any of its Subsidiaries (or otherwise by reason of the fact that such Indemnified Person is or was an Officer, Director, Member), specifically including the Indemnified Person’s sole, partial, or concurrent negligence or other fault, or by reason of any action or inaction of any employee, broker or other agent of such Indemnified Person, and on request by the Indemnified Person, the Company shall advance expenses associated with defense of any related action; provided, however, that (i) such Indemnified Person shall repay any such expense advancement if it is determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Person was not entitled to indemnification hereunder with respect to such matter; (ii) no Indemnified Person shall be indemnified and held harmless (1) in connection with any dispute under this Agreement, (2) under any other Contract between such Indemnified Person and the Company or any of its Affiliates (or any written agreement entered into by, between or among the Members and/or the Company as of the date hereof in connection with the Transactions), (3) in the case of fraud, intentional (including as to the consequence of such action) misconduct, or gross negligence by such Indemnified Person or (4) in the case of any Officer, for any action or omission that a court of competent jurisdiction has determined in a final, non-appealable judgment constitutes a breach of his or her duties under clause (c) of Section 4.3 such that the indemnification of such Officer would not be permitted under the DGCL if such Officer was an officer of a Delaware corporation; and (iii) the Company shall not be required to make any payment pursuant to this Section 4.4(a) to the extent that the Indemnified Person that otherwise would be paid by the Company has received proceeds from insurance obtained by the Company to cover the loss, cost or expense in question. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Loss resulted from the fraudulent, intentional (including as to the consequence of such action) misconduct or gross negligence of such Indemnified Person. The indemnification provided by this Section 4.4(a) shall not be deemed to be exclusive of any other rights to which each Indemnified Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to any action in such Indemnified Person’s official capacity and to any action in another capacity, and shall continue as to such Indemnified Person who has ceased to have an official capacity for acts or omissions, during such official capacity or otherwise, and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Person.

(b)    The Company hereby acknowledges that one or more of the Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members who designated such Directors and/or certain of their respective Affiliates (“Member Indemnitors”). The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to any such Director are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Director are secondary), (ii) it shall be required to advance the full amount of expenses incurred by such Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Director to the extent legally permitted and as required by this Agreement (or any agreement between the Company and such Director), without regard to any rights such Director may have against the Member Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of any such Director with respect to any claim for which such Director has sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Director against the Company.

Section 4.5    D&O Insurance. The Company shall purchase and maintain insurance, or be covered under insurance policies of TAO or its Affiliates (in which case there will be a reasonable good faith allocation of costs to the Company for such coverage), on behalf of any Person who is or was a Member, Director, Officer, manager, employee or agent of the Company, or is or was serving at the request of the Company as a director or similar director, trustee, officer, manager, employee or agent of any other Person, against any liability asserted against such Person and incurred by such Person in any such capacity or arising out of the Person’s status as such whether or not the Company would have the power to indemnify the Person against such liability under Section 4.4.

Section 4.6    Other Activities.

(a)    Restrictions on Hakkasan Parent. Hakkasan Parent shall be subject to certain restrictive covenants as set forth on Exhibit D. Hakkasan Parent acknowledges and agrees that the content and scope of the restrictions set forth on Exhibit D and the restrictions in Section 4.7 are reasonable, and that compliance with such covenants is necessary to protect the business and goodwill of the Company and its Subsidiaries and Affiliates and are an integral factor in TAO’s determination to consummate the Transactions.

(b)    No Other Restrictions. Except to the extent contemplated by Section 4.6(a) or in a written agreement between any Person and the Company, TAO or any Member or Director (including as provided in the Transaction Agreement, the Holdings LLC Agreement (including the “Transaction Agreement” defined therein) or any employment agreement), (i) any Member or Director may (whether or not any of the following has, or is reasonably likely to have, a detrimental effect on the Company or any of its Subsidiaries), directly or indirectly (A) engage or participate in, or render services to (whether as owner, operator, member, shareholder, trustee, director, manager, consultant, strategic partner, employee or otherwise) (including through and by any means of an equity or profits interest in any other Person), other businesses or ventures of any nature or description without regard to whether such businesses or ventures are or may be deemed to be competitive with, or similar to the business conducted by, the Company or any of its Subsidiaries, or (B) do business with any client or customer of the Company or any of its Subsidiaries, and (ii) no Member or Director shall be obligated to present or offer to the Company or any of its Subsidiaries or any other Member any particular investment or business opportunity, regardless of whether the Company or any of its Subsidiaries or any other Member could take advantage of such opportunity if it were to be presented to the Company or such Subsidiary or such Member, but may avail himself, herself or itself of any such opportunity for his, her or its own behalf, unless, solely with respect to a Director that is also an Officer of the Company, such investment or business opportunity was offered or presented to such Director solely in its, his or her capacity as a Director of TAO, the Company or any of its Subsidiaries. For the avoidance of doubt, it is understood that MSGE and its Affiliates are not subject to any non-competition or similar covenant in connection with this Agreement.

Section 4.7    Confidentiality.

(a)    Each Member shall, and shall cause its Affiliates and Permitted Recipients (as defined below) to, for so long as such Member is a Member and until the date that is thirty-months after the applicable Return or Destruction Date (as defined below), keep confidential and not disclose, other than in connection with the provision of services to the Company or its Subsidiaries, to any other Person (other than to his, her or its Affiliates, direct or indirect parent entities or Subsidiaries and its and their respective directors, officers, employees, advisors and other representatives (“Permitted Recipients ”) so long as such Member, as applicable, is responsible to the Company for any breach of this Section 4.7 by any of its Permitted Recipients that receives such information, and shall enforce such agreement on the Company’s behalf) any information (including the terms of this Agreement), technology, know-how, trade secrets, product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in the possession or control of such Member, as applicable, or any of its Permitted Recipients regarding the Company or any of its Subsidiaries or their respective businesses (“Confidential Information”) (unless and to the extent disclosure is required by applicable law, rule or regulation, including the rules of any applicable securities exchange or otherwise to the extent disclosed in accordance with the provisos to Section 4.7(b)), and Hakkasan Parent shall, and shall cause its Permitted Recipients not to, use any Confidential Information in a manner that is adverse or contrary to the interests of the Company or its Subsidiaries, including to compete with the Company or any of its Subsidiaries. Within six (6) months of the termination of his, her or its membership in the Company, each Member will, and will cause its Permitted Recipients to, promptly return to the Company or destroy (at such Member’s option) all Confidential Information and copies thereof (as to any Confidential Information, the date of completion of such return or destruction, as applicable, the “Return or Destruction Date”); provided, however, that the Member and its Permitted Recipients (i) may retain copies the Confidential Information to the extent that such retention is required to demonstrate compliance with applicable law, rule, regulation or professional standards or to comply with a bona fide document retention policy and (ii) shall not be required to return or destroy any Confidential Information contained in an archived computer backup system stored as a result of automated backup procedures in the ordinary course (it being agreed that if such retained Confidential Information is accessed, it will remain subject to the restrictions herein until returned or destroyed). The obligations of the Members under this Section 4.7(a) shall not apply to information that (A) is obtained from public information, (B) is received after the date of this Agreement from a third party not, to the knowledge of such Member, as applicable, subject to any obligation of confidentiality with respect to such information, (C) is or becomes generally available to the public, other than through a breach of this Agreement, (D) other than in the case of Hakkasan Parent with respect to Confidential Information regarding the Hakkasan Contributed Entities, or other information with respect to the Company or its Subsidiaries made available in connection with the Confidentiality Agreement, dated as of June 22, 2020, by and among Hakkasan Limited, Hakkasan Holdings, and TAO Group Operating LLC, a Delaware limited liability company (which information in either case shall be treated as Confidential Information), is already in such Member’s possession (as is evidenced by such Member’s documentation), provided that such information is not subject to any obligation of confidentiality to the Company or its Subsidiaries, (E) other than in the case of Hakkasan Parent with respect to Confidential Information regarding the Hakkasan Contributed Entities, has been independently developed by a Member (or any Permitted Recipient thereof, other than the Company or its Subsidiaries) without use of Confidential Information, (F) is disclosed in connection with any action, suit or other proceeding in connection with the rights or obligations of such Member under this Agreement, any other Transaction Document or any other action, suit or other proceeding involving the Company or any of its Subsidiaries or (G) is disclosed to direct or indirect current or prospective financiers (debt or equity), investors, or other prospective transferees of equity (including the Interests to the extent permitted by Article VI) or their respective Permitted Recipients, in each case, pursuant to a non-disclosure agreement with terms and conditions (including enforcement rights) no less protective than the terms of this Section 4.7 and the enforcement rights herein; provided, however, that the Member disclosing (or the Member whose Affiliate or other Permitted Recipient discloses) such information pursuant to this clause (G) to such Persons shall be responsible to the Company for any breach thereof, and shall enforce such agreement on the Company’s behalf.

(b)    The Company shall not, and shall cause its Subsidiaries not to, and no Member shall, disclose or issue any press release or similar communication that might reasonably constitute material non-public information of any Member or its Affiliates (including the Company and its Subsidiaries) without the prior written consent (which may be by e-mail) of such Member (and with respect to such information of the Company or its Subsidiaries, all of the Members), provided, however, that for so long as TAO is, or is controlled by a company that is, subject to Section 13 or 15(d) of the Exchange Act, TAO and its Affiliates (including MSGE) may make any public disclosures about the Company or any of its Subsidiaries that are reasonably necessary or appropriate for a public company to make; provided, further, that other than with respect to regular quarterly and annual filings with the SEC (such as quarterly reports on Form 10-Q, annual reports on Form 10-K and proxy statements) or registration statements filed with the SEC, to the extent practicable, TAO will consult with Hakkasan Parent in connection with any such public disclosure prior to including a reference to the names set forth on Schedule 4.7(b) in any such public disclosure, and consider in good faith the views of Hakkasan Parent regarding whether to make, and the contents of, any such disclosure.

Section 4.8    Subordinated Credit Agreement. Hakkasan Parent acknowledges that the Company and its Subsidiaries have entered into the Subordinated Credit Agreement, and MSGE and its Affiliates may exercise any remedies thereunder or any remedies they (or any of them) may have as creditors under applicable law if and to the extent the lenders (or agent(s)) under a Company Loan Agreement (other than the Subordinated Credit Agreement or any other Company Loan Agreement under which TAO or any of its Affiliates is a lender) or any successor third party lenders (or agent(s)) to TAO, the Company or any of its Subsidiaries exercise any of their remedies under the Company Loan Agreement or under applicable law (a “Remedy Exercise”). In the event that, following a Remedy Exercise, the lender(s) under the Subordinated Credit Agreement foreclose on any equity interests pledged to them, then notwithstanding anything in this Agreement to the contrary (a) MSGE and its Affiliates (or any of them) shall be entitled to exercise all rights with respect thereto, and (b) in no event shall any foreclosure or other Transfer of Interests to them or for their benefit be prohibited hereunder; provided, however, that for so long as Hakkasan Parent is a Qualified Member, except in the event of a Remedy Exercise or to the extent consented to by Hakkasan Parent, (i) in the event the Company or any of its Subsidiaries are unable to pay in cash any interest payment due and payable in cash under the Subordinated Credit Agreement (after giving effect to any grace period thereunder), MSGE and its Affiliates (or any of them) shall not exercise any remedies under the Subordinated Credit Agreement in respect of such failure (without prejudice or effect as to any future Credit Agreement Default) for so long as and to the extent such interest is instead added to, and becomes a part of, the outstanding principal amount under the Subordinated Credit Agreement on such due date and (ii) MSGE and its Affiliates (or any of them) shall not exercise any remedies under the Subordinated Credit Agreement with respect to any other Credit Agreement Default under the Subordinated Credit Agreement (other than failure to pay principal and interest in cash under the Subordinated Credit Agreement when due and payable thereunder at maturity).

Section 4.9    Admission of New Members. New Members may be admitted from time to time (i) in connection with the issuance of Units by the Company or (ii) in connection with a Transfer of Units, subject to the provisions of Article VI, and in either case, following compliance with the terms set forth herein. In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement attached as Exhibit E (a “Joinder Agreement”). Upon the amendment of Schedule 1.2(a) hereto and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Units, if applicable, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Company shall also adjust the capital account balances set forth on Schedule 1.3(c) hereto to reflect the addition of such additional Member.

Article V

Meetings and Voting

Section 5.1    Meetings of Members.

(a)    A meeting of the Members may be called by the Board or by Members holding an aggregate Percentage Share of at least fifty percent (50%) upon prior written notice. A meeting of Members may be called to exercise any authority given to them in this Agreement, subject to the terms of this Agreement, including the Hakkasan Parent Veto Rights.

(b)    Written notice of any meeting of the Members shall be provided to each Member (unless waived in writing by each Member) no fewer than five (5) Business Days prior to such meeting, which shall include the date (which shall be a Business Day), place, time and proposed agenda of such meeting of the Members. In no event will a meeting be called for a non-Business Day without the prior consent of all of the Members. Without limiting the Hakkasan Parent Veto Rights under Section 4.1(d), a quorum for the conduct of business at a meeting of the Members will exist if Members holding at least a majority of the Common Units are present (in person or by proxy).

(c)    Whenever under this Agreement the Members are required or permitted to take any action, such action may be taken without a meeting or a vote if (i) the Members are given written notice of such action (e-mail is sufficient) at least two (2) Business Days prior to the taking thereof, (ii) an instrument setting forth the action is signed and dated by the number of Members required to approve such action hereunder, (iii) such instrument is delivered to the Company prior to the taking of such action, and (iv) the Company shall arrange for a copy of any such instrument to be provided to each Member promptly thereafter.

(d)    Except to the extent expressly set forth in this Agreement or required by applicable law, the holders of Units will not be entitled to vote on any matter. With respect to any matter as to which the holders of Units are entitled to vote, each such holder shall be entitled to one vote for each Unit held by such Member.

Section 5.2    Meetings of the Board.

(a)    For so long as Hakkasan Parent is a Qualified Member, unless waived in writing by Hakkasan Parent, the Board shall meet at least four (4) times in each Company Fiscal Year, with the intent to set at least one meeting in each calendar quarter. A special meeting of the Board may be called by the Chairman. Written notice of any periodic or special meeting of the Board shall be provided to each Director (unless waived in writing by each Director) no fewer than two (2) Business Days prior to such meeting and, in the event Hakkasan Parent is a Qualified Member and has not designated a Hakkasan Parent Director, to Hakkasan Parent . All meetings of the Board will be held at the office of the Company or at such other place that the person or persons calling such meeting shall designate in the notice of the meeting. A meeting of the Board may be called to exercise any authority given to the Board in this Agreement or under the Act. The notice for any meeting of the Board shall specify each matter to be brought before the Board at such meeting. Attendance or participation of a Director at a meeting shall constitute a waiver of notice of such meeting, except when such Director attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.

(b)    Without limiting the Hakkasan Parent Veto Rights under Section 4.1(d), a quorum for the conduct of business at a meeting of the Board will exist if a majority of TAO Parent Directors are present (in person or by proxy or enhanced voting power as contemplated by Section 5.3). Subject to the Hakkasan Parent Veto Rights, the approval of any action at a meeting of the Board shall require the approval of a majority of the Directors present (in person or by proxy or enhanced voting power as contemplated by Section 5.3) at such meeting.

(c)    Whenever under this Agreement the Board is required or permitted to take any action, such action may be taken without a meeting, or a vote, if (i) the Directors are given written notice of such action (e-mail is sufficient) at least two (2) Business Days prior to the taking of such proposed action, which notice shall include a description of the action or actions to be taken, (ii) a draft of the instrument setting forth the action so taken is signed and dated by the same number of Directors whose approval would be required to approve such action at a meeting of the Board if all Directors were in attendance at such meeting, (iii) such instrument is delivered to the Company prior to the taking of such action, and (iv) the Company shall arrange for a copy of any such instrument to be provided to each Director promptly thereafter.

Section 5.3    Participation in Meetings; Proxies; Enhanced Vote. A Member or a Director may appear and vote at a meeting in person or by proxy (and more than one proxy may be granted to someone attending such meeting; it being understood (for the avoidance of doubt) that a person granted a proxy may vote and the presence of such person will be taken into account for purposes of determining a quorum), and a Member or Director may participate in a meeting by means of a conference telephone, video call or video conference, or similar communication equipment by means of which all Persons participating in the meeting can hear each other simultaneously and such participation in a meeting will constitute presence in Person at such meeting. At any meeting of the Board or in respect of any Board action by written consent, the TAO Parent Director(s) (if more than one, with respect to any decision, subject to their majority vote) present at such meeting or signing such action by written consent shall have the right to vote on any matter to be decided by the Board at such meeting on behalf of the full number of TAO Parent Directors that may be designated by TAO under Section 4.1(a) (i.e., six (6) votes, regardless of whether six (6) TAO Parent Directors have been designated, are present, or signed such consent), and each such undesignated or absent TAO Parent Director(s) shall, for quorum and majority counting purposes, be deemed to be present at such meeting and/or voted or signed such consent in accordance with such present TAO Parent Director(s).

Section 5.4    No Voting Agreements. Except for the grant of a proxy permitted by Section 5.3 for a specific meeting or vote, no Member shall enter into any Contract that requires such Member to vote or grant approval of any matter in accordance with the directions of any other Person.

Article VI

Transfers

Section 6.1    No Transfers.

(a)    A Member may not Transfer any of such Member’s Interests, except pursuant to Section 6.2 and subject to the Company’s receipt of a duly executed Joinder Agreement from each transferee of Interests. Any Transfer in violation of this Agreement shall be subject to Section 8.3 and for the avoidance of doubt, such intended transferee shall not otherwise become a Member or obtain any rights under this Agreement.

(b)    Notwithstanding anything contained in this Agreement to the contrary: (i) no Member may Transfer any Interests if such Transfer would require the filing of a registration statement under the Securities Act by the Company or would otherwise violate any federal or state securities laws or regulations applicable to the Company, and (ii) no proposed Transfer by a Member of such Member’s Interest may be made to any Person if: (A) such Transfer would result in the Company being treated as anything other than a partnership for U.S. federal income tax purposes; (B) such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder; or (C) such Transfer would result in the Company being regulated under the Investment Company Act of 1940, as amended. If any Transfer permitted hereunder would result in the Company being ineligible to make an “election out” under Section 6221(b) of the Code, the transferor and transferee Members shall reasonably cooperate with the Company to avoid such loss of eligibility, but shall not in any event be prohibited from consummating any such Transfer if otherwise permitted under the other provisions of this Article VI nor be required to materially alter any of the terms of such transfer in a manner that would be adverse to the transferor or transferee Member.

Section 6.2    Certain Transfers; Effect.

(a)    A Member may Transfer such Member’s Interests: (a) in a Permitted Transfer; (b) pursuant to Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 6.7, or Section 6.9; or (c) in connection with a Going Public Transaction; provided, that in the case of this clause (c), all Members will be subject to a customary lock-up period and will receive customary registration rights commensurate with their respective Percentage Shares; provided that at the time a Going Public Transaction is consummated, Hakkasan Parent shall be entitled to registration rights that include at least one “demand” registration right for so long as it holds ten (10%) percent of the common equity of the Company, in connection with its offering of at least ten (10%) percent of such common equity and, for so long as Hakkasan Parent holds five (5%) percent of the common equity of the Company and offers at least five (5%) percent of such common equity in such registration, unlimited “piggyback” registration rights, subject in each case to customary limitations.

(b)    It is understood and agreed that, other than in a Permitted Transfer, Hakkasan Parent may not Transfer any of its specific rights set forth or referred to in Section 4.1 (including the Hakkasan Parent Veto Rights, and in any event, no more than one Person at any time shall be entitled to exercise such rights); provided, however, that if such Transfer involves the transfer of one hundred percent (100%) of Hakkasan Parent’s (and its Permitted Transferees’) Interest to a third party, such third party transferee shall retain the specific rights set forth or referred to in Section 4.1, together with (for the avoidance of doubt) the other rights of Hakkasan Parent herein; provided further that such third party shall be entitled to exercise only the Hakkasan Parent Veto Rights described in clauses (i) through (vi) of Section 4.1(d).

(c)    In connection with a Going Public Transaction or an Approved Sale, if the Board determines that corporate structure changes are reasonably necessary or appropriate, including conversion to a corporation, election for the Company to be treated as a corporation for applicable tax purposes, the transfer of all Units to a new corporation or the transfer of substantially all of the Company’s assets to a new corporation, pursuant to a merger, recapitalization, contribution, reorganization, or otherwise, (i) the Board may cause the Company or its Subsidiaries to undergo such corporate structure changes and (ii) each Member shall execute and deliver or cause to be executed and delivered such further instruments and take such further action as the Company may reasonably request in order to effectuate such corporate structure change, so long as such restructuring would not disproportionately dilute the ownership interests or result in the disproportionate loss of the rights granted herein to such Member. Notwithstanding the foregoing, it is understood and agreed that in connection with a Going Public Transaction, all Hakkasan Parent’s and its Permitted Transferees’ rights herein shall terminate; provided, however, so long as Hakkasan Parent continues to hold at least five (5%) percent of the common equity of the Company, Hakkasan Parent shall retain its right to appoint the Hakkasan Parent Director.

Section 6.3    Right of First Offer.

(a)    After the fifth anniversary of the date of this Agreement, Hakkasan Parent (which for the purpose of this Section 6.3 shall also include its Permitted Transferees) may Transfer all or part of its Common Units to any Person, other than a Hakkasan Parent Prohibited Person, after complying with its obligations pursuant to clauses (b)-(d) of this Section 6.3; provided that this Section 6.3 shall not apply to a Permitted Transfer.

(b)    In the event that Hakkasan Parent determines to Transfer (in one transaction or a series of related transactions) all or part of its Common Units to any Person (other than a Hakkasan Parent Prohibited Person) pursuant to this Section 6.3, it shall first offer such Common Units to TAO (which for the purpose of this Section 6.3 shall also include its Permitted Transferees) by promptly giving TAO a written notice (the “ROFO Notice”) setting forth the number of Common Units that Hakkasan Parent desires to sell (the “Offered Securities”) and all other material terms pursuant to which Hakkasan Parent is considering selling the Offered Securities; provided, however, that Hakkasan Parent may not give a ROFO Notice or Transfer its Common Units pursuant to this Section 6.3 when a Going Public Transaction, an Approved Sale or a Transfer contemplated by Section 6.4, Section 6.5, Section 6.6 or Section 6.7 is already in process unless the transferee of such Units expressly agrees for the benefit of the Company and TAO to comply with the provisions of each applicable Section of this Agreement with respect to such process (and without any extension or re-counting of any notice or other relevant period binding on Hakkasan Parent), including the sale of such applicable Transferred Offered Securities (or a portion thereof, in accordance with the terms of such Section) to the applicable purchaser under such Section.

(c)    TAO shall have a period of twenty (20) days (the “ROFO Option Period”) after the receipt of the ROFO Notice within which to notify Hakkasan Parent in writing whether TAO wishes to purchase the Offered Securities, specifying the price, which shall be payable in cash only (the “ROFO Price”), and any other terms upon which it is prepared to purchase the Offered Securities, if applicable. If TAO gives such written notice within the ROFO Option Period (the “Notice of Election”) to Hakkasan Parent, then Hakkasan Parent shall have twenty (20) days after it receives such notice to accept or reject such offer from TAO. The receipt of a Notice of Election by Hakkasan Parent from TAO shall constitute an irrevocable offer by TAO to purchase all (but not less than all) of the Offered Securities at the ROFO Price and on the terms and conditions set forth in the Notice of Election.

(d)    If Hakkasan Parent decides to accept the irrevocable offer from TAO, it shall reasonably cooperate with TAO in obtaining any consents and approvals that are required to consummate the acquisition and Hakkasan Parent and TAO shall execute and deliver the Required Transfer Documentation. If TAO receives such consents and approvals and enters into such Required Transfer Documentation necessary to consummate such acquisition of the Offered Securities, then Hakkasan Parent shall be obligated to sell to TAO, and TAO shall be obligated to purchase from Hakkasan Parent, all (but not less than all) the Offered Securities at the ROFO Price and on the terms and conditions set forth in the Notice of Election.

(e)    If TAO does not give written notice to Hakkasan Parent within the ROFO Option Period or notifies Hakkasan Parent in writing that it does not wish to purchase all of the

Offered Securities, or if Hakkasan Parent rejects TAO’s irrevocable offer to purchase (if such irrevocable offer was made), Hakkasan Parent shall have the right, for a period of six (6) months after the expiration of the ROFO Option Period, to sell all (but not less than all) of the Offered Securities to any third party (other than to a Hakkasan Parent Prohibited Person); provided that if such sale is subject to regulatory approvals or third party consents, such six (6)-month period shall be extended to the later of (i) one hundred and twenty (120) days and (ii) fifteen (15) days after all such approvals or consents have been received, not to exceed twelve (12) months after the expiration of the ROFO Option Period; provided, however, that if Hakkasan Parent rejects TAO’s irrevocable offer to purchase (if such irrevocable offer was made) and Hakkasan Parent wishes to enter into a Transfer on terms and conditions that are materially different in the aggregate than those originally proposed by TAO in its Notice of Election (whether with respect to types (including non-cash payments) or timing of payment, structure or otherwise), or if such Transfer to a third party contemplates a purchase price for Hakkasan Parent’s Units in respect of such Transfer that is equal to or less than the ROFO Price proposed by TAO in its Notice of Election, Hakkasan Parent shall be required to provide TAO with written notice (the “ROFR Notice”) of the terms and conditions of such proposed transaction (including the draft legal documentation underlying such proposed transaction, if applicable, and an irrevocable offer to TAO to purchase the Offered Securities on such terms), and TAO shall be entitled to purchase the Offered Securities at a price equal to the purchase price offered by such third party and on the same terms and conditions to those provided in the ROFR Notice (including by paying for the Offered Securities with substantially commensurate non-cash consideration (e.g. if the third party proposed to pay with its or its Affiliate’s stock, TAO may pay with Qualified Stock), in the event that the ROFR Notice provided for the applicable party to pay for the Offered Securities with such type of non-cash consideration, but excluding terms or conditions that cannot reasonably be fulfilled by TAO as opposed to such proposed third party) upon written notice by TAO to Hakkasan Parent of such election within twenty (20) days after receipt of the ROFR Notice (the “ROFR Option Period”). Each of TAO and Hakkasan Parent agree that in the event Hakkasan Parent is required to provide TAO with a ROFR Notice, all applicable deadlines and notice periods in this Section 6.3 shall be tolled until the earlier of (x) the expiry of the ROFR Option Period expires and (y) TAO providing written notice (which may be by e-mail) to Hakkasan Parent that it does not wish to purchase the Offered Securities.

(f)    In the event Hakkasan Parent does not sell the Offered Securities to a third party during the six (6)-month period (unless otherwise extended as set forth in Section 6.3(e)) after the expiration of the ROFO Option Period, then Hakkasan Parent may not thereafter sell the Offered Securities to a third party without giving TAO a new ROFO Notice and Hakkasan Parent’s compliance with all of the other terms of this Section 6.3 with respect to such subsequent process.

(g)    In the event that Hakkasan Parent shall accept an offer by TAO to purchase all of the Offered Securities, the Offered Securities shall be sold to TAO as promptly as practicable after expiration of the ROFO Option Period (or if applicable, the ROFR Option Period) and in any case within sixty (60) days after such expiration; provided that if such sale is subject to regulatory approvals or third party consents, such period shall be extended to the date that is fifteen (15) days after all such approvals or consents have been received.

Section 6.4    Tag-Along Rights. After the fifth anniversary of the date of this Agreement, TAO (which for the purpose of this Section 6.4 shall also include its Permitted Transferees) may Transfer its Common Units and its Permitted Transferees’ Common Units to any Person other than a TAO Prohibited Person in compliance with this Section 6.4; provided that this Section 6.4 shall not apply to a Permitted Transfer. In the event TAO proposes to Transfer (in one transaction or a series of related transactions) all or any portion of its Common Units pursuant to this Section 6.4, TAO shall provide Hakkasan Parent (which for the purpose of this Section 6.4 shall also include its Permitted Transferees) with at least twenty (20) days prior written notice of the Transfer, together with the name of the proposed transferee, the number of TAO’s Common Units proposed to be Transferred (the “Tag-Along Securities”), the price proposed to be paid for the Tag-Along Securities and all other material terms and conditions of the proposed offer. TAO shall provide (or cause to be provided) such additional material information with respect to the proposed offer as Hakkasan Parent may reasonably request. Hakkasan Parent shall have the right and option, by delivering to the Company and TAO a written notice within such twenty (20)-day period (and for the avoidance of doubt, if such affirmative notice is not timely received, TAO may transfer the Tag-Along Securities to the applicable purchaser without further obligation to Hakkasan Parent) to sell, on the same terms and conditions as the sale by TAO (including in respect of representations, warranties, covenants (including a release, if any) and indemnification obligations, if any, so long as (i) Hakkasan Parent shall not be required to make any representation or warranty that is not the same as or equivalent to those made by TAO, and (ii) Hakkasan Parent shall only be required to make representations and warranties that are made by the Members on a several and not joint basis (other than with respect to claims against an escrow, which may be on a joint and several basis subject to Hakkasan Parent not being required to bear any reduction of proceeds from such escrow by more than its pro rata share as to such claims) with respect to the Company and its Subsidiaries) a number of Common Units equal to the product of: (A) the number of Common Units owned by Hakkasan Parent at such time, and (B) the quotient obtained by dividing the number of Tag-Along Securities being sold and the aggregate number of Common Units owned by TAO at such time (such Common Units, the “Tag-Along Participation Securities”) (and if the transferee of such Common Units is not willing to purchase such number of Common Units from Hakkasan Parent, the number of Common Units to be sold by TAO shall be reduced proportionately and Hakkasan Parent shall have the right to sell a number of Common Units equal to the product of the amount referred to in clause (A) and the quotient referred to in clause (B)); provided that in the event that the Tag-Along Securities proposed to be Transferred represent more than 50% of the then outstanding Common Units, Hakkasan Parent shall have the right to sell all of their Common Units if by selling the Tag-Along Participation Securities, Hakkasan Parent would cease to be a Qualified Member. As promptly as practicable after the consummation of any Transfer or other disposition of Common Units pursuant to this Section 6.4 and the receipt of the consideration therefrom, TAO shall remit to Hakkasan Parent the portion of the total sales price of the Common Units of Hakkasan Parent received pursuant thereto (subject to pro rata reduction/withholding for purchase price adjustments, holdbacks, insurance costs and similar costs). Each Member participating in a Transfer pursuant to this Section 6.4 shall bear all of its own costs and expenses incurred in connection with the preparation, execution and performance of such Transfer and the transactions contemplated thereby (except as otherwise contemplated herein), including all fees and expenses of representatives, financial advisors, counsel and accountants. TAO shall not effect the Transfer of any Common Units pursuant to this Section 6.4 unless a proportional amount of (x) Common Units of TAO and (y) Common Units that Hakkasan Parent has exercised its right to sell pursuant to this Section 6.4, are simultaneously sold.

Section 6.5    Drag-Along Rights.

(a)    After the fifth anniversary of the date of this Agreement, in the event TAO (which for the purpose of this Section 6.5 shall also include its Permitted Transferees, collectively, the “Dragging Member”) desires to sell fifty percent (50%) or more of the Common Units owned by TAO to any Person other in a Permitted Transfer, TAO may Transfer (subject to Section 6.4), and may require Hakkasan Parent (which for the purpose of this Section 6.5 shall also include its Permitted Transferees, collectively, the “Dragged Parties”) to Transfer, their Common Units in accordance with this Section 6.5. TAO shall initiate such action by giving written notice to the Dragged Parties no later than twenty (20) days (a “Drag-Along Sale Notice”) prior to the scheduled closing date of such transaction (a “Drag-Along Sale”), together with the name of the proposed transferee, the number of Dragging Member’s Common Units proposed to be Transferred (the “Drag-Along Securities”), the proposed purchase price therefor and all other material terms and conditions of the proposed transaction to sell such Common Units, as well as copies of draft legal documentation underlying such proposed transaction, if any.

(b)    If requested by the Dragging Member in the Drag-Along Sale Notice, the Dragged Parties shall be obligated to sell a number of the Common Units held thereby equal to the product of: (A) the number of Common Units owned by the Dragged Parties, and (B) the quotient obtained by dividing the number of Common Units being sold by the Dragging Member and the number of Common Units owned by the Dragging Member at such time (such Common Units, subject to increase as provided by the following proviso, the “Drag-Along Participation Securities”), in each case, on the same terms and conditions as TAO; provided that Hakkasan Parent and its Permitted Transferees shall have the right to sell all of their Common Units in the Drag-Along Sale if by selling the Drag-Along Participation Securities, Hakkasan Parent would cease to be a Qualified Member.

(c)    Each Dragged Party will take all reasonably necessary actions as requested by the Dragging Member in connection with the consummation of any Drag-Along Sale, including by executing the applicable transaction agreements (including a release if provided by the Dragging Member) subject to the terms of Section 6.5(d) and Section 6.5(e). The aggregate consideration payable upon consummation of such Drag-Along Sale to all Members in respect of their Interests (the “Drag Aggregate Consideration”) shall be allocated among and paid promptly to the Dragging Members and the Dragged Parties in proportion to their Drag-Along Securities and Drag-Along Participation Securities, respectively. If the Dragging Members shall exercise their rights pursuant to this Section 6.5, all the Common Units required to be sold pursuant to this Section 6.5 shall be simultaneously sold (subject to any provision for multiple closings under the terms of the Drag-Along Sale, in which case each such closing shall be with respect to pro rata portions of Drag-Along Securities and Drag-Along Participation Securities until completed).

(d)    Notwithstanding the foregoing but subject to Section 6.5(e): (i) neither TAO nor any of its Affiliates nor a TAO Prohibited Person (except in the event such Drag-Along Sale is also an Approved Sale or otherwise allowed for the sale of all of Hakkasan Parent and its Permitted Transferees Common Units) may be the purchaser in a Drag-Along Sale; (ii) the costs and expenses (including reasonable and documented out-of-pocket costs and expenses incurred by the Dragging Members and the Dragged Parties in connection with the Drag-Along Sale), and any purchase price adjustments, escrow amounts, holdbacks, insurance costs, indemnity obligations of and other similar items shall be deemed to reduce (or increase, as the case may be) the Drag Aggregate Consideration; (iii) any consideration paid to any Member following the applicable closing in respect of purchase price adjustment increase, escrow amounts, holdbacks, insurance payments, indemnification payments or earn-out payments shall be allocated among the Interests of the Members as such amounts would have been allocated at the applicable closing had such amounts been included in the Drag Aggregate Consideration; and (iv) in the event Excluded Consideration is included in the Drag Aggregate Consideration, TAO shall receive the entire portion of such Excluded Consideration, and in lieu of the portion of Drag Aggregate Consideration consisting of Excluded Consideration (if any) that was allocable to the Drag-Along Participation Securities, TAO shall pay or cause to be paid to Hakkasan Parent cash and/or Liquid Marketable Securities (calculated based on the total valuation of the Drag Aggregate Consideration (and the relevant portion of Excluded Consideration allocable to the Drag-Along Participation Securities) in such Drag-Along Sale).

(e)    Notwithstanding anything to the contrary contained in this Section 6.5, in connection with a Drag-Along Sale: (i) no Dragged Member shall be required to make any representation or warranty that is not the same as or equivalent to those made by the Dragging Member, (ii) each Dragged Member shall only be required to make representations and warranties that are made by the Dragging Member on a several and not joint basis (other than with respect to claims against an escrow, which may be on a joint and several basis subject to Dragged Member not being required to bear any reduction of proceeds from such escrow by more than its pro rata share as to such claims) with respect to the Company and its Subsidiaries, (iii) no Dragged Member shall be required to incur indemnification or similar obligations (outside of an escrow in accordance with the parenthetical in clause (ii) above) in the aggregate in connection with such Drag-Along Sale in excess of the lesser of (1) the proceeds actually received by such Dragged Member in connection with such Drag-Along Sale, and (2) the pro rata share of such Member of any “cap” on indemnification obligations of the Members in such Drag-Along Sale, provided, however, that if the Dragging Member is bound to an obligation with respect to fraud or fundamental representations as to such Dragging Member (and not the Company or its Subsidiaries) in excess of its proceeds or such “cap”, the Dragged Members shall be bound accordingly as to such Dragged Member’s fraud or fundamental representations, and (iv) each Dragged Member shall remain subject to any non-competition or non-solicitation arrangement or similar restrictive covenant existing as of the date of such Drag-Along Sale in accordance with the terms thereof as then in effect; provided, however, that no Dragged Member shall be obligated to enter into new restrictive covenants or extensions of the existing restrictive covenants, regardless of what any other Member may agree to accept.

Section 6.6    Put Right for Units.

(a)    Subject to Section 6.9 (Approved Sale) and prior to the consummation of a Going Public Transaction, Hakkasan Parent (which for the purpose of this Section 6.6 shall also include its Permitted Transferees) shall have the right to Transfer all of its Common Units to TAO, and TAO shall have the obligation to purchase such Common Units pursuant to this Section 6.6 (a “Put”), by giving the Company and TAO irrevocable written notice (a “Put Notice”) of its election to exercise such Put during the period beginning on June 1, 2025, and ending on June 30, 2025, and during each June in each second year thereafter (each such thirty (30)-day period, a “Put Period”), and (i) such date of delivery of a Put Notice hereunder is referred to herein as the “Put Notice Date”, and (ii) such period between the Put Notice Date and the date on which the Hakkasan Parent Purchase Price is determined, the “Put Interim Period”. The amount to be paid by TAO for all Common Units purchased pursuant to a Put shall be the Hakkasan Parent Purchase Price.

(b)    In the event Hakkasan Parent delivers to TAO a timely Put Notice in accordance with Section 6.6(a), then the closing of the purchase and sale of Common Units shall occur at the offices of TAO at 10:00 a.m. (New York time) on (such date, the “Put Closing Date”) (x) the date that is five (5) Business Days after the later of the determination of the Hakkasan Parent Purchase Price and, to the extent applicable, the receipt of any required regulatory approval or clearance, or (y) at such other place, date and time mutually agreed in writing upon by Hakkasan Parent and TAO; provided that in the event that TAO, within ninety (90) days of its receipt of a Put Notice, gives Hakkasan Parent written notice (a “Sale Notice”) of TAO’s determination to exercise its rights under Section 6.9 (Approved Sale) or effect a Going Public Transaction instead of TAO purchasing such Common Units pursuant to the Put, then (i) in the event an Approved Sale or Going Public Transaction is consummated within six (6) months after receipt of the Sale Notice, Hakkasan Parent shall not Transfer its Common Units pursuant to such Put (and such Common Units shall instead be Transferred in such Approved Sale (subject to the consideration to be received by Hakkasan Parent complying with Section 6.9(d)) or in connection with such Going Public Transaction), and (ii) in the event an Approved Sale or Going Public Transaction is not consummated during such six (6)-month period (as may be extended by mutual agreement in writing of Hakkasan Parent and TAO), the closing of such Put shall occur at the offices of TAO at 10:00 a.m. (New York time) five (5) Business Days after the later of (x) the date on which the Hakkasan Parent Purchase Price is determined, (y) to the extent applicable, the receipt of any required regulatory approval or clearance, or (z) at such other place, date and time mutually agreed in writing upon by TAO and Hakkasan Parent; provided, however, that in the case of this clause (ii), if a definitive agreement has not been entered into with respect to such Approved Sale within such six (6)-month period or a Going Public Transaction has not been consummated (as such period may be extended by mutual agreement in writing of Hakkasan Parent and TAO), by written notice to TAO, Hakkasan Parent shall have the right to initiate prior to the completion of the Approved Sale Period or the Going Public Transaction, and Hakkasan Parent and TAO shall take (or cause to be taken) all reasonably necessary actions to comply with, the procedures in Section 6.8 (Determination of Fair Market Value) in order to determine the Hakkasan Parent Purchase Price. At such closing, Hakkasan Parent shall execute and deliver the Required Transfer Documentation against receipt of the Hakkasan Parent Purchase Price. In the event the Put Closing Date is deferred by TAO in accordance with this Section 6.6(b) to pursue an Approved Sale that is not completed, then the

Hakkasan Parent Purchase Price shall be increased by the product of (A) .07 of the Hakkasan Parent Purchase Price multiplied by (B) a fraction, the numerator of which is half the number of days between the Sale Notice and the delivery by TAO or the Company of written notice to Hakkasan Parent that the Company is no longer pursuing an Approved Sale for purposes of this Section 6.6, and the denominator of which is three hundred and sixty five (365).

(c)    The consideration paid for the Put of any Common Units to be purchased by TAO pursuant to this Section 6.6 shall be paid, at TAO’s option, (i) in cash, (ii) by issuance of a MSGE Promissory Note or B Rated Note, (iii) in Qualified Stock or (iv) in any combination of the foregoing; provided, however, that subject to the following proviso, at least fifty percent (50%) of the consideration to Hakkasan Parent must be paid in either (x) cash or (y) Qualified Stock that has been, or promptly after its issuance or transfer will be, registered for public trading pursuant to a registration statement duly filed with the SEC; provided, further, that in the event a B Rated Note and/or Successor Stock is included in the consideration paid for the Put, the minimum portion of consideration to be paid with the consideration categories set forth in clauses (i) and (iii) above shall be sixty-two point five percent (62.5%).

Section 6.7    Call Right for Units.

(a)    Prior to the consummation of a Going Public Transaction, if Hakkasan Parent did not exercise its Put right during the then most recent Put Period, TAO (which for the purpose of this Section 6.7, shall also include its Permitted Transferees) shall have the right to purchase all (but not less than all) of the Common Units owned by Hakkasan Parent (which for the purpose of this Section 6.7 shall also include its Permitted Transferees), and Hakkasan Parent shall have the obligation to sell such Common Units pursuant to this Section 6.7 (a “Call”), by TAO’s delivery of written notice to Hakkasan Parent of the exercise thereof during the thirty (30)-day period commencing on January 31 of the year immediately succeeding the year in which Hakkasan Parent is entitled to deliver a Put Notice to TAO and the Company. The amount paid for the Common Units purchased pursuant to a Call shall be the Hakkasan Parent Purchase Price.

(b)    In the event TAO exercises its Call in accordance with Section 6.7(a), then the closing of the purchase and sale of Common Units contemplated thereby shall occur at the offices of TAO at 10:00 a.m. (New York time) on (such date, the “Call Closing Date”) the later of (i) the tenth (10th) Business Day after the later of the determination of the Hakkasan Parent Purchase Price and, to the extent applicable, the receipt of any required regulatory approval or clearance, or (ii) at such other place, date and time mutually agreed upon by TAO and Hakkasan Parent. At such closing, Hakkasan Parent shall execute and deliver the Required Transfer Documentation against receipt of the purchase price therefor.

(c)    The consideration to be paid for the Call of the Common Units to be purchased by TAO pursuant to this Section 6.7 shall be paid solely in cash.

Section 6.8    Determination of Fair Market Value.

(a)    For the period from (i) February 15th of the year following a year in which Hakkasan Parent exercises a Put or the exercise by TAO of a Call to (ii) March 15th of such year

(or, in the event TAO shall exercise its rights under Section 6.9 and, as contemplated in clause (ii) of Section 6.6(b), an Approved Sale or Going Public Transaction is not consummated during the applicable six (6)-month period, for the period ending thirty (30) days after delivery by Hakkasan Parent of written notice to initiate the valuation process in accordance with Section 6.6(b)) (either such period, as it may be reduced or extended by mutual agreement of TAO and Hakkasan Parent, a “Mutual Valuation Period”), TAO and Hakkasan Parent shall in good faith negotiate the Fair Market Value of such Common Units as of the Valuation Date.

(b)    If TAO and Hakkasan Parent are unable to reach agreement within the Mutual Valuation Period as to such Fair Market Value, TAO and Hakkasan Parent shall, at a date and time mutually agreed by TAO and Hakkasan Parent (but in any event no later than thirty (30) days after the expiration of the Mutual Valuation Period), jointly select a qualified independent internationally-recognized investment banking firm from the list set forth on Schedule 6.8(b) or, if each of the investment banking firms so listed is no longer independent or declines to act, another qualified independent internationally-recognized investment banking firm experienced in valuing businesses or securities of similarly situated companies in the Company’s industry (in the event TAO and Hakkasan cannot agree on such qualified independent investment banking firm during such thirty (30)-day period, then such Members agree that the ICC International Centre for ADR will select such qualified independent investment banking firm pursuant to the ICC Rules for the Appointment of Experts and Neutrals) (any such selected firm, the “Appraiser”) and each such Member shall submit to such Appraiser its determination of the Fair Market Value of such Common Units. At the time of such submission, TAO and Hakkasan Parent will each instruct the Appraiser to (i) in the event of an Appraisable Dispute, reach its determination of the Fair Market Value of Hakkasan Parent’s Common Units within twenty (20) Business Days from its date of appointment, and (ii) keep each submission it receives confidential and not disclose its contents to any other Person, other than TAO or Hakkasan Parent simultaneously and promptly (but in any event within one (1) day) after each such submission by TAO and Hakkasan Parent has been made to it. In the event the higher calculation of Fair Market Value submitted by TAO and Hakkasan Parent to the Appraiser is no more than one hundred and ten percent (110%) of the lower calculation of Fair Market Value submitted to the Appraiser, then the Fair Market Value of Hakkasan Parent’s Units shall be the average of the two and the Appraiser shall not be required to engage in any further appraisal determinations contemplated in Section 6.8(c) (and the Member shall use good faith efforts to engage the Appraiser on terms that provide for a reasonable rate for its efforts in only reviewing and notifying the parties as to the difference in initial submitted calculations in the event there is no Appraisable Dispute). In the event the higher calculation of Fair Market Value submitted by TAO and Hakkasan Parent to the Appraiser is more than one hundred and ten percent (110%) of the lower calculation of Fair Market Value submitted to the Appraiser (an “Appraisable Dispute” ), then the Fair Market Value of Hakkasan Parent’s Units shall be the amount determined by the Appraiser pursuant to and in accordance with Section 6.8(c) below.

(c)    In acting hereunder, the Appraiser shall be acting as an appraising expert and not as an arbitrator. TAO and Hakkasan Parent agree that judgment may be entered upon the determination of the Appraiser in any court having jurisdiction over the party against which such determination is to be enforced. TAO and Hakkasan Parent shall instruct the Appraiser to determine the Fair Market Value of such Units; provided, however, that such Fair Market Value shall not be higher than the higher of the Fair Market Values submitted by TAO and Hakkasan Parent to the Appraiser pursuant to Section 6.8(b) or lower than the lower of the Fair Market Values submitted by TAO and Hakkasan

Parent to the Appraiser pursuant to Section 6.8(b). The Company shall provide reasonable access to the Appraiser to members of management of the Company and to the books and records of the Company and its Subsidiaries so as to allow the Appraiser to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of TAO and Hakkasan Parent and any Permitted Transferee thereof agree to reasonably cooperate with the Appraiser and to provide it (and for the avoidance of doubt, without requiring provision of any such information to another party) such information as may reasonably be requested excluding any privileged information or information the provision of which would breach applicable law. The fees and expenses of the Appraiser incurred in connection with Section 6.8 shall be borne by each of TAO and Hakkasan Parent (as determined by the Appraiser) in proportion to the amount by which the Fair Market Value of such Common Units submitted by such party to the Appraiser exceeds (or, as applicable, is less than) the Appraiser’s determination of the Fair Market Value of such Units in accordance with this Section 6.8(c). All other fees, expenses, and costs incurred by a party or its representatives in connection with this Section 6.8 shall be borne by such party. Each of TAO and Hakkasan Parent agrees that the determination of the Fair Market Value and Minimum Valuation by the Appraiser shall, absent manifest error, be deemed to be final, conclusive and binding on TAO and Hakkasan Parent.

(d)    Each of TAO and Hakkasan Parent agrees that to the extent TAO and Hakkasan Parent are unable to reach an agreement within a thirty (30)-day period as to the amount of the Minimum Valuation, the provisions of Section 6.8(b), and Section 6.8(c) shall apply mutatis mutandis to the resolution of any disputes between TAO and Hakkasan Parent with respect to such amount of Minimum Valuation.

Section 6.9    Approved Sale.

(a)    TAO (which for the purpose of this Section 6.9 shall also include its Permitted Transferees) shall have the right, but not the obligation, by giving written notice (an “Approved Sale Notice”) to the Company and the Members to cause a Sale of the Company in accordance with the terms of this Section 6.9 (an “Approved Sale”): (i) prior to or on the fifth anniversary of the date of this Agreement, subject to Hakkasan Parent (which for the purpose of this Section 6.9 shall also include its Permitted Transferees) receiving from such Approved Sale a portion of the Sale Aggregate Consideration (as defined below) equal to or in excess of the consideration that would be payable based on a valuation of the Company and its Subsidiaries, taken as a whole, that is equal to the Minimum Valuation, (ii) after the fifth anniversary of the date of this Agreement (other than as contemplated by clause (iii), regardless of the valuation); or (iii) in the event of a Put Notice having already been delivered (but prior to consummation of the Put) in accordance with Section 6.6, or in the event of the closing of an Approved Sale during the period in which a Put Notice may be validly delivered in accordance with Section 6.6, subject to Hakkasan Parent receiving from such Approved Sale a portion of the Sale Aggregate Consideration (as defined below) equal to or in excess of the consideration that would be payable based on a valuation of the Company and its Subsidiaries, taken as a whole, that is equal to the Minimum Valuation. If TAO delivers an Approved Sale Notice, (x) in the event TAO has not already obtained a proposal with respect to such Sale of the Company, TAO shall be authorized to initiate a process to seek a Sale of the Company for which definitive documents are entered into no later than one hundred and eighty (180) days of the delivery of such Approved Sale Notice and that is consummated within a period of two hundred and forty (240) days after delivery of such Approved Sale Notice (an “Approved Sale Period”) and to direct and control all decisions in connection therewith (including the hiring or termination of any investment bank and/or other professional advisers and making all decisions regarding valuation and consideration) and (y) the Company shall participate in, and reasonably cooperate in good faith with, such process, in each case as reasonably requested by TAO; provided, however, that TAO shall conduct any such process in good faith and in regular consultation with Hakkasan Parent and will keep Hakkasan Parent promptly apprised of all material developments related to any such process.

(b)    In the event of an Approved Sale, (i) each Member will waive any applicable dissenter’s rights and other similar rights and (ii) if the Approved Sale is structured as a sale of securities, subject to Section 6.9(c), each Member will agree to sell such Member’s Interests on the terms and conditions of the Approved Sale. Each Member will take all reasonably necessary actions as reasonably requested by TAO in connection with the consummation of any Approved Sale, including by executing the applicable transaction agreements subject to Section 6.9(d) and Section 6.9(e).

(c)    In an Approved Sale, the aggregate consideration payable upon consummation of such Approved Sale to all Members in respect of their Interests (the “Sale Aggregate Consideration”) shall be allocated among and paid promptly to the Members based on the Distribution Priorities; provided, however, that notwithstanding any references to payment by the Distribution Priorities in this Section 6.9(c), in the event of an Approved Sale contemplated by clause (i) or (iii) of Section 6.9(a), if the Sale Aggregate Consideration is not equal to or in excess of the consideration that would be payable based on a valuation of the Company and its Subsidiaries (taken as a whole) that is equal to the Minimum Valuation, the other Members shall consent to a disproportionate payment to Hakkasan Parent to allocate, simultaneously with any distribution of the Sale Aggregate Consideration to the other Members, an aggregate portion of the Sale Aggregate Consideration to Hakkasan Parent that is equal to the consideration that would be payable to it if the Sale Aggregate Consideration was based on the Minimum Valuation.

(d)    Notwithstanding the foregoing but subject to Section 6.9(e): (i) neither TAO nor any of its Affiliates may be the purchaser in an Approved Sale; (ii) the costs and expenses (including reasonable and documented out-of-pocket costs and expenses incurred by the Members in connection with an Approved Sale), and any purchase price adjustments, escrow amounts, holdbacks, insurance costs, indemnity obligations of and other similar items shall be deemed to reduce (or increase, as the case may be) the Sale Aggregate Consideration; (iii) any consideration paid to any Member following the applicable closing in respect of purchase price adjustment increase, escrow amounts, holdbacks, insurance payments, indemnification payments or earn-out payments shall be allocated among the Interests of the Members as such amounts would have been allocated at the applicable closing had such amounts been included in the Sale Aggregate Consideration (based on the Distribution Priorities); and (iv) in the event Excluded Consideration is included in the Sale Aggregate Consideration, TAO and its Permitted Transferees shall receive the entire portion of such Excluded Consideration, and in lieu of the portion of Sale Aggregate Consideration consisting of Excluded Consideration (if any) that was allocable to Hakkasan Parent and its Permitted Transferees based on the Distribution Priorities, TAO shall pay or cause to be paid to Hakkasan Parent cash and/or Liquid Marketable Securities (calculated based on the total valuation of the Sale Aggregate Consideration (and the relevant portion of Excluded Consideration allocable to Hakkasan Parent and its Permitted Transferees based on the Distribution Priorities ) in such Approved Sale).

(e)    Notwithstanding anything to the contrary contained in this Section 6.9, in connection with an Approved Sale: (i) no Member shall be required to make any representation or warranty that is not the same as or equivalent to those made by the other Members, (ii) each Member shall only be required to make representations and warranties that are made by the other Members on a several and not joint basis (other than with respect to claims against an escrow, which may be on a joint and several basis subject to Hakkasan Parent and its Permitted Transferees not being required to bear any reduction of proceeds from such escrow by more than its pro rata share as to such claims) with respect to the Company and its Subsidiaries, (iii) no Member shall be required to incur indemnification or similar obligations (outside of an escrow in accordance with the parenthetical in clause (ii) above) in the aggregate in connection with such Drag-Along Sale in excess of the lesser of (1) the proceeds actually received by such Member in connection with such Approved Sale, and (2) the pro rata share of such Member of any “cap” on indemnification obligations of the Members in such Approved Sale, provided, however, that if TAO is bound to an obligation with respect to fraud or fundamental representations as to TAO (and not the Company or its Subsidiaries) in excess of its proceeds, Hakkasan Parent and its Permitted Transferees shall be bound accordingly as to Hakkasan Parent’s and its Permitted Transferees’ fraud or fundamental representations, and (iv) each Member shall remain subject to any non-competition or non-solicitation arrangement or similar restrictive covenant existing as of the date of such Approved Sale in accordance with the terms thereof as then in effect; provided, however, that no Member shall be obligated to enter into new restrictive covenants or extensions of the existing restrictive covenants, regardless of what any other Member may agree to accept.

Article VII

Dissolution; Liquidation

Section 7.1    Dissolution. The Company shall dissolve upon the earliest to occur of: (a) the determination of the Board; (b) the sale of all or substantially all of the Company’s assets pursuant to an Approved Sale; and (c) the entry of a decree of judicial dissolution against the Company in accordance with the Act.

Section 7.2     Liquidation and Distribution. On dissolution of the Company, the Board shall act as liquidator or may appoint one or more other Persons as liquidator (which Persons shall act as liquidator subject to the supervision of the Board). The liquidator shall proceed diligently, in good faith and in accordance with applicable law to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Board shall continue to operate the Company as provided for in this Agreement. The steps to be accomplished by the liquidator are as follows:

(a)    as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)    the liquidator shall pay from the Company’s funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make reasonably adequate provision for them (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

(c)    the liquidator shall sell at auction to the highest bidder all Company property, with each Member having the right to bid thereon; and

(d)    any remaining unsold Company property, and any proceeds from the disposition of Company property, shall be distributed in accordance with Section 2.1.

In the event of a sale by the Members of all of their Units to a third party, distributions subsequently made to the Members shall be determined in accordance with this Section 7.2(d).

Section 7.3    Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Board or the other Person or Persons selected to act as liquidator of the Company shall promptly file a certificate of cancellation with the Secretary of State of Delaware.

Article VIII

Miscellaneous

Section 8.1    Certain Interpretive Matters. As used herein: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender (or the neuter), and words that are neuter shall be held to include each gender, in each case as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (d) unless the context otherwise requires, the word “or” is not exclusive; (e) the headings of the sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any provision hereof; (f) except as expressly provided in this Agreement, in the event a party is entitled to take any action (or refrain from taking any action), such party may determine whether to take such action in its sole discretion. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (g) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form; (h) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder; (i) references to any Person include the successors and permitted assigns of that Person; and (j) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

Section 8.2    Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given or made (i) when delivered in person, (ii) when received by the addressee if sent by an internationally recognized overnight delivery service, or (iii) on the date sent by e-mail (with confirmation of transmission), so long as no “error message” or other notification of non-delivery is received by the sender, in each case, at such party’s following address or such other address as such party may hereafter specify in a notice given in accordance with this Section 8.2:

(a)     If to the Company, to:

Address:

TAO Group Holdings LLC

Two Pennsylvania Plaza

New York, NY 10121

United States of America

Attention: General Counsel

E-mail: legalnotices@taogroup.com

With copies to:

c/o Madison Square Garden Entertainment Corp.

Two Pennsylvania Plaza

New York, NY 10121

United States of America

Attention: General Counsel

E-mail: legalnotices@msg.com

and:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

United States of America

Attention: Kenneth A. Lefkowitz

E-mail: Ken.Lefkowitz@hugheshubbard.com

(b)    If to any Member, then to the address or e-mail address of such Member set forth opposite such Member’s name on Schedule 1.2(a) hereto.

Section 8.3    Assignment. Any purported assignment (including any Transfer) in violation of this Agreement shall be null and void ab initio. It is understood and agreed that TAO may assign its rights to purchase Hakkasan Parent Units under this Agreement to any Affiliate of TAO.

Section 8.4     No Third Party Beneficiary. This Agreement shall be binding upon, and is for the sole benefit of, the parties hereto and their respective successors and permitted assigns and, except as provided in Section 4.4 with respect to Indemnified Persons, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the right of any Indemnified Person directly to bring and to maintain an action pursuant to Section 4.4 hereof, a Member may make any indemnification claim under, and may bring and maintain any action in respect of, Section 4.4 hereof on behalf of any Indemnified Person.

Section 8.5    Entire Agreement. This Agreement, the Transaction Agreement and any other written agreement entered into by or between the Members and/or the Company as of the date hereof in connection with the Transactions embody the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto.

Section 8.6     Amendment; Waiver. This Agreement and the Company’s certificate of formation may be amended at any time only in an instrument signed by or on behalf of the Company and TAO (subject to the rights of Hakkasan Parent under Section 4.1(d)(vi)); provided, however, that any amendment, modification or waiver that adversely affects the rights or obligations of MSGE under this Agreement may be made only in an instrument that is signed by MSGE. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. Except as expressly provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 8.7    Specific Performance. Each party hereto acknowledges that a breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), and no party hereto shall dispute any such equitable relief on the basis that money damages is an adequate remedy or otherwise.

Section 8.8     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Section 8.9    Governing Law; Dispute Resolution.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware that apply to contracts made and performed entirely within such state.

(b)    Subject to the terms of Section 8.9(c), the parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County (and the appellate courts thereof) for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over any such action, suit, proceeding or matter, the United States District Court for the District of Delaware (and the appellate courts thereof), or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such action, suit, proceeding or matter, any Delaware state court sitting in New Castle County (and the appellate courts thereof) (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts) and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum. Each party agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Any legal action or proceeding relating to this Agreement involving Hakkasan Parent shall be governed by this Section 8.9(c), as follows:

(i)    The relevant parties (the “Dispute Parties”) shall use reasonable efforts in good faith to settle amicably any and all disputes, controversies and conflicts, including any claim in tort, in equity or pursuant to statute, arising out of, relating to, or in connection with this Agreement or any transactions contemplated hereby, including any questions regarding its existence, validity, interpretation, scope, performance, enforceability or termination (a “Dispute”). Any Dispute not settled or resolved by the Dispute Parties within thirty (30) days shall be referred, upon written notice given by one Dispute Party to the other Dispute Party to members of senior management of each of Hakkasan Parent and TAO, for resolution by such senior management, who shall use reasonable efforts in good faith to settle amicably such Dispute within twenty (20) days of such referral (or such shorter time as is necessary to avoid immediate irreparable injury). Notwithstanding anything to the contrary herein, the sole remedy of any Dispute Party for failure of the other Dispute Party to comply with this Section 8.9(c)(i) shall be to submit the underlying Dispute to the arbitration proceedings set forth in this Section 8.9(c) and, for the avoidance of doubt, any such failure to comply with this Section 8.9(c)(i), shall not, in and of itself, constitute the basis for a claim under this Section 8.9(c).

(ii)    Any Dispute not resolved pursuant to Section 8.9(c)(i) above shall be referred to and finally resolved by final and binding arbitration administered by the Arbitration Rules of the London Court of International Arbitration (“LCIA”), as amended and effective as of the date hereof (the “Rules”), as modified herein or as may be otherwise agreed by the Dispute Parties in writing.

(iii)    The number of arbitrators shall be three (3). Hakkasan Parent shall nominate one (1) arbitrator and the other Dispute Party shall nominate one (1) arbitrator. The third arbitrator, who shall act as the presiding arbitrator of the tribunal (the “Chairperson”), shall be nominated by the two (2) party-nominated arbitrators. If any Dispute Party fails to appoint an arbitrator, as described above, or the two (2) party-appointed arbitrators fail to appoint the Chairperson within thirty (30) days of the date their appointment is confirmed, the arbitrator appointment(s) shall be made by the LCIA in accordance with the Rules. The Dispute Parties agree that the Chairperson shall be a national of a common law jurisdiction and may, but is not required to, be a U.S. national.

(iv)    The arbitral tribunal alone shall have the authority to determine any challenge or question as to the tribunal’s jurisdiction, including but not limited to questions regarding the formation, existence, interpretation, performance, enforceability, validity, breach or termination of this Agreement or this arbitration provision, Section 8.9(c), and may impose equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that would be available from a court of competent jurisdiction (without any requirement to post bond) against any party hereto. For the avoidance of doubt, questions as to whether any Dispute is arbitrable shall be finally and exclusively decided by the arbitral tribunal, and not by any court.

(v)    The seat of the arbitration shall be New York, United States of America, without prejudice to the arbitral tribunal’s right to conduct hearings and take any other steps in the arbitration in any other location it deems necessary. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.), to the exclusion of state law inconsistent therewith. The language of the arbitration shall be English.

(vi)    The arbitral tribunal, in its administration of the arbitration, may be guided by the International Bar Association Rules on the Taking of Evidence in International Arbitration (2010), but this provision shall not be taken as acceptance of any particular form or scope of evidence taking.

(vii)    Notwithstanding anything to the contrary in this Section 8.9(c), each Dispute Party (a) shall have the right to seek pre-arbitral preliminary, interim, conservatory or interlocutory relief or injunctions directly before any U.S. federal court sitting in the State of Delaware, and no party hereto shall dispute any such relief with respect to a breach on the basis that money damages is an adequate remedy or otherwise, and (b) submits to the non-exclusive jurisdiction of any such court.

(viii)    In relation to the proceedings under Section 8.9(c)(vii) above, and any other relevant court proceedings arising out of, in relation to or in connection with any Dispute in accordance with this Section 8.9(c), including, but not limited to, proceedings for the enforcement of any arbitral award issued hereunder, each Dispute Party irrevocably waives, and agrees not to assert, any claim that it is not subject personally to the jurisdiction of any otherwise competent court, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper or that this Agreement may not be enforced in or by any such court.

(ix)    All aspects of any arbitration hereunder, including the nature of the Dispute, the pleadings and the venue and timing of resolution, shall be confidential and not disclosed by a Dispute Party to any third party, except for exceptions to confidentiality permitted under Section 4.7. Each Dispute Party shall ensure that fact and expert witnesses, Dispute Party employees, lawyers and consultants involved in the arbitration (or retained to assist a party) agree to be bound by these confidentiality obligations.

(x)    Each Dispute Party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration, unless otherwise determined by the arbitral tribunal.

(xi)    Notwithstanding anything to the contrary contained in Section 8.9(c)(x), any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Dispute Party resisting such enforcement.

(xii)    The arbitration award shall be final and binding on the Dispute Parties. The Dispute Parties undertake to carry out any award without delay and irrevocably waive their right to any form of recourse based on grounds other than those contained in the United Nations’ Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can validly be made. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Dispute Party or its assets.

(xiii)    Any monetary damages awarded shall be payable in U.S. Dollars unless otherwise agreed by the Dispute Parties.

(d)    Each Party acknowledges that it is a separate legal entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Party into this Agreement constitutes, and the exercise by each Party of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 8.10    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 8.11    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties further agree that any court of competent jurisdiction that makes any such holding is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by such court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

Section 8.12     No Presumption. With regard to each and every term and condition of this Agreement, the Company and each of the Members understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 8.13    Exercise of Contractual Rights. Each Member recognizes, acknowledges and agrees that TAO and Hakkasan Parent have substantial financial interests in the Company to preserve and that, to the fullest extent permitted by law, except as otherwise provided (if at all) in Section 4.3, the exercise by any Director or Member of his, her or its rights under this Agreement (including any exercise by a Director or Member of any right to authorize or approve (or refrain from authorizing or approving) any transaction to which the Company is or may be a party) may be made by such Director or Member in his, her or its sole discretion and shall not be deemed to constitute a lack of good faith, breach of fiduciary duty or unfair dealing.

[The next page is the signature page]

The parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

TAO GROUP SUB-HOLDINGS LLC

By	/s/ Noah Tepperberg
Name:	Noah Tepperberg
Title:	Co-Chief Executive Officer

[Member signatures begin on the next page]

S-1

HAKKASAN USA, INC.

By	/s/ Michael Campbell
Name:	Michael Campbell
Title:	Authorised Signatory

By	/s/ Rami Fathi Elwan
Name:	Rami Fathi Elwan
Title:	Authorised Signatory

TAO GROUP HOLDINGS LLC

By	/s/ Noah Tepperberg
Name:	Noah Tepperberg
Title:	Co-Chief Executive Officer

S-2

EXHIBIT A

DEFINITIONS

1.    For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Act” means the Delaware Limited Liability Company Act, as amended from time-to-time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s capital accounts as of the end of the relevant Company Fiscal Year, after giving effect to the following adjustments: (a) credit to such capital account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such capital account the items described in Treasury Regulation §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise. For purposes of this Agreement, (a) “Affiliates” of Hakkasan Parent shall only include Aabar Investments PJS and its Subsidiaries, (b) “Affiliates” of TAO or MSGE shall only include MSGE and Persons directly or indirectly controlled by MSGE and (c) no Member or any of its Subsidiaries shall be deemed to be an Affiliate of another Member or its Subsidiaries.

“Agreed Value” means: (a) with respect to all property hereafter transferred to the Company as a capital contribution, the Fair Market Value of the property on the date that it is contributed to the Company; (b) with respect to all property distributed by the Company to a Member, the Fair Market Value of the property on the date of distribution; and (c) with respect to the revaluation of Company property, the Fair Market Value of such Company property at the time of the event requiring such revaluation.

“Agreement” means the Amended and Restated Limited Liability Company Agreement of TAO Group Sub-Holdings LLC, as the same may be in effect from time-to-time.

“Available Cash” means, as of any time, cash on hand of the Company and its wholly-owned Subsidiaries, reduced by, without duplication: (a) any reserves reasonably determined by the Board for the estimated obligations of the Company and its Subsidiaries during the succeeding twelve (12)-month period for debt servicing (including pursuant to the Subordinated

Credit Agreement), other fixed and contingent liabilities (including the MSG Payments as defined in the Holdings LLC Agreement, and including accrued interest thereon), working capital and capital expenditures (including commitments contemplated by the Business Plan); (b) amounts the Company will need to pay in order to make distributions pursuant to Section 2.1(b) of the Agreement; and (c) $10,000,000, less any capacity the Company may have under any “revolver” at such time, for the amount of any unidentified potential opportunities (utilization of which is subject to Board approval) and the amount reserved for capital expenditures and planned venue openings pursuant to the applicable Business Plan.

“BBA” means the Bipartisan Budget Act of 2015.

“Board” means the Company’s board of managers (it is understood that the individuals serving on the Board are referred to as “Directors”).

“Book Value” means, with respect to any Company property, its adjusted tax basis; provided, however, that with respect to any Company property the Agreed Value of which differs from its adjusted tax basis at the time of its contribution to or distribution from the Company or a revaluation, Book Value shall be its Agreed Value, as adjusted in a manner consistent with the determination of Depreciation and Net Income or Net Loss.

“B Rated Note” means, in the event there is an MSGE Company Successor, a promissory note that is substantially similar to (and in any event no less favorable in the aggregate to Hakkasan Parent than) the MSGE Promissory Note that (a) receives a credit rating that is no less than the credit rating that similar debt of MSGE had immediately prior to the MSGE Change of Control or Transfer permitted by this Agreement resulting in the MSGE Company Successor, (b) has an interest rate that is no less than the interest rate that similar debt of MSGE had immediately prior to the MSGE Change of Control or Transfer permitted by this Agreement and (c) is transferable at any time by Hakkasan Parent (other than to a transferee that is or whose Affiliates are engaged directly or indirectly in a Competing Business (as defined in the Transaction Agreement)).

“Business Day” means a day other than (a) a Friday, Saturday or Sunday, (b) the date a United Arab Emirates holiday listed on Annex A occurs, in accordance with the calendar published by The National and delivered to the Company and TAO by Hakkasan prior to such applicable year, or (c) any other day on which commercial banks are required or authorized by law to be closed in the City of New York, New York; provided, however, that in connection with fulfilling any necessary “Business Day” timeframe under this Agreement, (i) TAO and its Permitted Transferees may at the time of providing any notice hereunder waive, in writing, their right to enforce any Sunday as a non-Business Day (and such day(s) shall be deemed Business Days for such applicable calculation hereunder with respect to the other Members), and (ii) Hakkasan Parent and its Permitted Transferees may at the time of providing any notice hereunder waive, in writing, their right to enforce any Friday as a non-Business Day (and such day(s) shall be deemed Business Days for such applicable calculation hereunder with respect to the other Members).

“Cash Flow Deficiency” means, at any time, the Board’s good faith determination that the Company, absent an infusion of funds, is not reasonably likely to be able to meet its cash obligations in the ordinary course of business as they become due at any point over the subsequent three (3) months (taking into account the Company’s customary practice with respect to payment).

“Code” means the Internal Revenue Code of 1986, as amended, including amendments made by the BBA.

“Commercially Reasonable Debt” means, on any given date, non-recourse (to the applicable equityholders and without any other parent guaranty on behalf of the borrower) indebtedness for borrowed money from an unaffiliated third party with an interest rate that is either (i) an interest rate within the range of rates that would be obtained in an arm’s length transaction negotiated with a willing unaffiliated third party lender as of such date, for companies of a similar size to, and with a risk profile similar to that of (taking into account the industry the Company’s business is engaged in), the Company and its Subsidiaries, to be confirmed pursuant to a Market Check, or (ii) equal to or less than the interest rate under any credit facility utilized by MSGE or any of its Affiliates as of such date. It is understood and agreed that Commercially Reasonable Debt may include amendments to existing indebtedness for borrowed money of the Company and its Subsidiaries if the cost of obtaining such amendment (after giving effect to interest rates and fees paid upon obtaining such amendment and other costs and going forward) would be less than the cost of new third party indebtedness for borrowed money that otherwise satisfies this definition. It is further understood and agreed by the parties to the Agreement that the terms of the Company Loan Agreement are terms substantially equivalent in the aggregate to Commercially Reasonable Debt terms, and any additional debt financing by TAO or any of its Affiliates (including MSGE or any of its Subsidiaries) on such terms shall be deemed equivalent to Commercially Reasonable Debt terms.

“Common Units” means the allocation of Interests designated as Class A Common Units on Schedule 1.2(a) to the Agreement.

“Company Loan Agreement” means (a) the Credit Agreement and any Contract in respect of Debt in respect of any refinancings or replacements of such Credit Agreement that is hereafter binding upon the Company, (b) the Subordinated Credit Agreement and any Contract in respect of Debt in respect of any refinancing or replacements of such Subordinated Credit Agreement that is hereafter binding upon the Company, and (c) any other Contract in respect of Debt that is entered into by the Company or any of its Subsidiaries in compliance with this Agreement.

“Company Loan Refinancing” means any refinancing or replacement of any Company Loan Agreement, including any refinancing of (i) accrued but unpaid MSG Payments (as defined in the Holdings LLC Agreement, and including accrued interest thereon) or (ii) the aggregate Stated Preferred Value of the Preferred Units with a lender other than TAO or an Affiliate of TAO.

“Company Minimum Gain” means, with respect to each Nonrecourse Liability, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and by then aggregating the amounts so computed. It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury §1.704-2(d), including the requirement that if the Book Value of property (as determined for purposes of computing Net Income and Net Loss) subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Book Value.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and any other legally binding agreement or obligation, whether written or oral.

“Credit Agreement” means the Credit Agreement among TAO Group Operating LLC, TAO Group Intermediate Holdings LLC, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent, dated as of May 23, 2019.

“Credit Agreement Default” means, at any time, (i) the Board’s good faith determination that there is or is reasonably likely to be a “Default” or an “Event of Default” under a Company Loan Agreement or (ii) the occurrence of an “Event of Default” under a Company Loan Agreement that has not been cured.

“Debt” of any Person means, without duplication, (a) all indebtedness for borrowed money of, or advances to, such Person (whether secured or unsecured); (b) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money of such Person, including all obligations evidenced by notes, bonds, debentures or other similar instruments; (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person, other than any of the foregoing incurred in the ordinary course of business of such Person; (d) all obligations of such Person under capital leases, purchase money obligations or surety bonds; (e) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (to the extent drawn) or bankers’ acceptances; (f) all obligations of such Person of the type described in clauses (a) – (e) of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, to the extent of such security, whether or not such obligation secured thereby has been assumed; (g) guaranties of such Person securing obligations of others of the type described in clauses (a) – (e); and (h) any prepayment premiums, accrued interest, fees and expenses of such Person related to any of the items in clauses (a) – (g); provided, however, that, for the avoidance of doubt, accounts payable and other trade payables in the ordinary course of business of such Person shall not constitute Debt.

“Depreciation” means, for each Company Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Company Fiscal Year for U.S. federal income tax purposes, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Company Fiscal Year, Depreciation shall be determined in accordance with Treasury Regulation §1.704-3(d).

“Distribution Priorities” means (a) with respect to a transaction in which no Preferred Units are transferred or redeemed, the applicable aggregate consideration payable upon consummation of such transaction to all Members in respect of their Interests shall be apportioned among the Units being transferred in such transaction and (b) with respect to any other transaction, the values to which a holder of Interests would be entitled if the Company was sold at the Fair Market Value (as such value is implied from the value to be paid to the holders of the Interests Transferred in such sale) and the net proceeds of such sale (after making adequate provision for all debts and liabilities of the Company) were distributed in accordance with the relative rights and privileges set forth in Article VII (and for the avoidance of doubt, subject to the last sentence of Section 2.1(a)). For the avoidance of doubt, any such net proceeds in respect of the Common Units would be allocated in accordance with Percentage Shares.

“Directors” means the Company’s directors, as provided for in Section 4.1 of the Agreement. Each individual from time to time named as a Director is hereby designated as a “manager” (within the meaning of the Act) of the Company.

“EBITDA” means, with respect to any period, the sum of the amounts for such period of (a) the actual consolidated net income (or loss) of the Company and its Subsidiaries (taking into account (i) with respect to a Put that is subject to a Put Notice or Call that is subject to a Call Notice in 2025 or 2026 in accordance with Section 6.6 or 6.7, as applicable, as an operating expense the MSG Payments under the Holdings LLC Agreement for such period, (ii) with respect to a Put that is subject to a Put Notice or Call that is subject to a Call Notice in 2027 or 2028 or later, in accordance with Section 6.6 or 6.7, as applicable, as an operating expense, 50% (and no more) of the MSG Payments under the Holdings LLC Agreement for such period and (iii) subject to deduction of the portion of such Subsidiary net income (or loss) attributable to equity holders in such Subsidiaries that are not Affiliates of the Company), plus (b) interest expense which has been deducted in the determination of such net income, plus (c) U.S. federal, state and local income and non-U.S. income taxes which have been deducted in determining such net income (net of tax refunds), plus (d) depreciation and amortization expenses which have been deducted in determining such net income. The foregoing components of EBITDA will be determined in accordance with the TAO Accounting Principles.

“Economic Risk of Loss” means, with respect to any liability of the Company, the economic risk of loss borne by a Member with respect to such liability as determined under Treasury Regulation §1.752-2(a).

“Effective Time” means the time of the consummation of the Closing under the Transaction Agreement.

“Excluded Consideration” means any non-cash consideration (including debt or equity securities) other than Liquid Marketable Securities.

“Excluded Securities” means:

(a)    securities issued as consideration for the acquisition of all or substantially all of the business or voting stock of any individual or entity or any division, line of business or other business unit of such individual or entity or any other strategic transaction involving the receipt by the Company or any of its Subsidiaries of value from assets, properties (including intellectual property) or rights in another business;

(b)    securities issued in connection with any borrowings, direct or indirect, from third parties by the Company or any of its Subsidiaries, including any type of loan or payment evidenced by any type of debt instrument (including any equity features including warrants, options or other rights to purchase Interests);

(c)    securities issued to employees, consultants, officers or directors of the Company or any of its Subsidiaries pursuant to any equity option, equity purchase or equity bonus plan, agreement or arrangement;

(d)    securities issued in connection with any stock split, stock dividend or recapitalization of the Company;

(e)    securities issued as consideration for corporate partnering or other strategic transactions;

(f)    securities issued upon exercise, exchange or conversion of any securities that are included in this definition of “Excluded Securities”; and

(g)    any right, option or warrant to acquire any security convertible into the securities included in this definition of Excluded Securities pursuant to subsections (a) through (f) above.

“Fair Market Value” means, with respect to any Interest, Units or other property, the price at which a willing seller would sell and a willing buyer would buy such Interest or other property having full knowledge of the facts, in an arm’s length transaction without time constraints, and without being under any compulsion to buy or sell, in each case without any control premium or minority discount. With regards to the sale of any Interests by a Member, the Fair Market Value of such Interests shall be equal to the value to which a holder of such Interests would be entitled at such price in accordance with the Distribution Priorities. For the avoidance of doubt, with regard to the sale of any Interests by a Member, the Fair Market Value will be reduced to reflect, as of the valuation date, the allocable portion of accrued but unpaid MSG Payments (as defined in the Holdings LLC Agreement, and including accrued interest thereon) attributable to the Interests being sold.

“GAAP” means generally accepted accounting principles, as in effect from time to time, in the United States.

“Going Public SPAC Transaction” means any transaction by a merger or other business combination with a special purpose acquisition company (sometimes referred to as a blank check company) pursuant to which shares listed on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext or any of their respective successors constitute the substantial portion of the consideration for the Member’s Units

“Going Public Transaction” means (a) an initial public offering by the Company (or its successor or parent) of common equity pursuant to an effective registration statement filed with the SEC under the Securities Act, or other similar direct or indirect transaction pursuant to which the Company’s (or its successor’s or parent’s) common equity becomes publicly traded on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext or any of their respective successors, and (b) any Going Public SPAC Transaction.

“Hakkasan Parent Prohibited Person” means, the Persons listed as Hakkasan Parent Prohibited Persons on Schedule 6.3.

“Hakkasan Parent Purchase Price” means the Fair Market Value (as determined in accordance with Section 6.8 (Determination of Fair Market Value) of this Agreement) of the aggregate number of Units held by Hakkasan Parent and its Permitted Transferees as of the Valuation Date; provided, that (i) in the event the aggregate Fair Market Value of the Company determined in accordance with Section 6.8 is less than the Minimum Valuation, for purposes of the calculation of the Hakkasan Parent Purchase Price, the aggregate Fair Market Value of the Company shall be deemed to be the Minimum Valuation, and (ii) in the event that during the Put Interim Period, TAO consummates a transaction or series of directly related transactions that requires payments to or from the Company in excess of thirty percent (30%) of the aggregate Fair Market Value of the Company, if Hakkasan Parent provides written notice to TAO at least thirty (30) days prior to the Put Closing Date that it elects to utilize the Fair Market Value of the aggregate number of Units held by Hakkasan Parent and its Permitted Transferees as of the fiscal year end (i.e. the last Sunday in June) of the calendar year in which such notice is given, then such valuation date shall be utilized for purposes of calculating the Hakkasan Parent Purchase Price rather than the Valuation Date.

“Hakkasan Parent Veto Rights” means the rights of Hakkasan Parent in Section 4.1(d) of the Agreement.

“Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of TAO Group Holdings LLC, dated as of January 31, 2017, as amended by Amendment No. 1 thereto dated as of May 23, 2019, and as further amended to date, among TAO, its members and the other parties thereto.

“Interest” means, with respect to any Member, the entire limited liability company interest (as such term is defined in the Act) of such Member in the Company, including, (a)(i) such Member’s rights to share in the income, gain, loss, deductions and credits of, and the right to receive distributions from, the Company, (ii) all other rights, benefits and privileges enjoyed by such Member (under the Act, the Agreement or otherwise) in its capacity as a Member, including rights to vote, consent and approve or otherwise participate in the management of the Company, and (iii) all other rights, benefits, privileges and claims of such Member under, or arising under, the Agreement (in its capacity as a Member or otherwise) and (b)(i) all obligations, duties and liabilities imposed on such Member (under the Act, the Agreement or otherwise) in its capacity as a Member and (ii) all other obligations, duties and liabilities imposed on such Member under the Agreement (in its capacity as a Member or otherwise). Without limitation of the foregoing, as of any date with respect to any determination, it is understood that the Preferred Units and Common Units of a Member are such Member’s Interest.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, capitalized lease, consignment or bailment for security, or any other type of lien, charge, claim, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements).

“Liquid Marketable Securities” means securities issued by a publicly listed company that are freely tradeable by the holder thereof on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext or any of their respective successors and the public float of which has a market value greater than $1,000,000,000, but in any event subject to any direct or indirect relationship the recipient of such Liquid Marketable Securities has with the issuer that restricts transfers by such recipient under applicable securities laws.

“Market Check” means the good faith review and determination by the Company, in connection with assessing Commercially Reasonable Debt, of the currently prevailing average interest rate in the United States for similar non-recourse indebtedness for borrowed money from major banking institutions for companies of a similar size to, and with a risk profile similar to that of (taking into account the industry the Company’s business is engaged in), the Company and its Subsidiaries, as obtained by (in the Company’s sole discretion) (i) using freely available financial databases customarily used for market benchmarking, including Bloomberg, FactSet, S&P Capital IQ or any other internationally recognized financial data platform or (ii) directly inquiring with relevant major banking institutions.

“Member” means TAO, Hakkasan Parent and any other Person admitted as a member of the Company in accordance with the terms of the Agreement.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

“Minimum Gain Attributable to Member Nonrecourse Debt” means with respect to any Member Nonrecourse Debt, shall have the meaning ascribed to such term for purposes of Treasury Regulation §1.704-2(i)(5).

“Minimum Valuation” means, as of any given date of determination, an amount (not below zero) equal to: (a) (i) the actual EBITDA for the last trailing four quarters as of such fiscal quarter end or fiscal year end, multiplied by (ii) eight (8)plus (b) Cash of the Company and its Subsidiaries, minus (c) the aggregate amount (which may be a negative amount) of Net Debt Reductions, in each case of clauses (b) and (c), as of the time utilized in the preparation of the applicable financial statements of the Company prepared as of the applicable date of determination; provided that with respect to an Approved Sale pursuant to Section 6.9(a)(i), the most recent fiscal quarter end prior to the date of the signing of the definitive agreement with respect to the Approved Sale will be used to calculate the trailing four quarters for purposes of determining the relevant Minimum Valuation.

“MSGE” means Madison Square Garden Entertainment Corp., a Delaware corporation; provided, however, that if pursuant to any Transfer permitted by this Agreement, Madison Square Garden Entertainment Corp. no longer directly or indirectly holds any of the Interests held by TAO and in connection with such Transfer or transaction there is an MSGE Company Successor, all references to “MSGE” in the Agreement shall be deemed to refer to such MSGE Company Successor (except as used in the definition of “MSGE Stock”).

“MSGE Accounting Principles” means the accounting methods, policies, practices and procedures, including classification, valuation and estimation methodology, used in the preparation of the most recent consolidated audited financial statements of MSGE and its Subsidiaries.

“MSGE Change of Control” means the acquisition, in a transaction or a series of related transactions, by (a) any Person or group of Persons, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of the foregoing) or any employee benefit plan sponsored or maintained by MSGE (individually or collectively, the “Dolan Family Holders”), that results in any Person (or group of related Persons), other than the Dolan Family Holders, holding securities with more than 50% of the voting power of all the issued and outstanding securities of MSGE (or any of its successors) or substantially all of its (or such successor’s) assets (as constituted immediately prior to such transaction or transactions), or (b) any transferee of assets that includes the Interests owned by TAO pursuant to a Transfer contemplated by clause (a)(iii) of the definition of Permitted Transfer; provided, however, that an acquisition referred to in this clause (b) shall only be an MSGE Change of Control if such transferee is not a Dolan Family Holder.

“MSGE Company Successor” means the parent corporation, limited liability company or partnership (other than MSGE) that holds following the consummation of a MSGE Change of Control or other Transfer permitted by this Agreement, directly or indirectly, more than fifty percent (50%) of the Interests of TAO. For the avoidance of doubt, in the event a corporation’s, limited liability company’s or partnership’s (other than “MSGE”) common stock is listed for trading on a U.S. national securities exchange and such entity directly or indirectly holds more than fifty percent (50%) of the Interests of TAO, such entity shall be the MSGE Company Successor.

“MSGE Promissory Note” means a promissory note issued by MSGE or by MSG Entertainment Group, LLC, a direct wholly-owned subsidiary of MSGE, in the form attached to the Agreement as Exhibit C.

“MSGE Stock” means shares of unregistered Class A Common Stock, par value $0.01 per share (or another class of voting common stock that replaces such Class A Common Stock) that are listed for trading on a national securities exchange, of MSGE, valued at the volume-weighted average price (as reported by Bloomberg) over the ten (10) trading days prior to the date of issuance.

“Net Debt Reductions” means, with respect to the Company and its Subsidiaries, without duplication, (a) all Debt and (b) all accrued but unpaid obligations in respect of the MSG Payments under the Holdings LLC Agreement (including accrued interest thereon), and the aggregate Stated Preferred Value of all of the Preferred Units.

“Net Income or Net Loss” means, for any taxable year or month of the Company, the taxable income or loss, respectively, of the Company for U.S. federal income tax purposes, except that (a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or subtracted from such loss, (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this definition (any such expenditures being referred to for purposes of the Agreement as “Section 705(a)(2)(B) Expenditures”) shall be subtracted from such taxable income or added to such loss, (c) any amount of gain or loss that would have been recognized by the Company if property distributed by the Company to the Members had instead been sold in a taxable disposition for its fair market value (as determined by the Board) at the time of distribution shall be taken into account, (d) items of income, gain, deduction and loss relating to property contributed to the Company by a Member (or revalued pursuant to Section 1.3 of the Agreement) shall be taken into account based on such property’s Book Value, and (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Fiscal Year, computed in accordance with the definition of Depreciation. Except as otherwise provided in the regulations issued under Section 704(b) of the Code, such amounts shall be computed without regard to any basis adjustment for U.S. federal income tax purposes under Sections 732, 734 and 743 of the Code resulting from an election under Section 754 of the Code.

“Non-Qualifying Proposed Officer” means any proposed Officer with respect to which: (i) the Company has not run, or such individual has not consented to, a standard third party background check (a “Background Check”) which covers, at a minimum, the review and verification of such individual’s academic and professional credentials, the screening of such individual against international regulatory, sanctions and watch lists (e.g., the US Department of the Treasury’s Office of Foreign Assets Control list of Specially Designated Nationals), an adverse internet and media search relating to such individual and a high-level litigation and criminal records search, or (ii) a Background Check has produced an unfavorable material finding.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations §§1.7042(b)(1) and 1.704-2(c).

“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the Economic Risk of Loss.

“Percentage Share” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the aggregate number of all Common Units directly held by such Member on such date to the aggregate number of all Common Units issued by the Company and outstanding on such date. The combined Percentage Share of all Members shall at all times equal one hundred percent (100%).

“Permitted Transfer” means, (a) except for any Transfer by TAO to a TAO Prohibited Person or by Hakkasan Parent to a Hakkasan Parent Prohibited Person, (x) with respect to TAO: (i) any Transfer of Interests to MSGE or any direct or indirect Subsidiary of MSGE; (ii) any Transfer of equity interests in MSGE (or any successive successors thereto or acquirors thereof); or (iii) any Transfer of all of the Interests owned by TAO together with (A) all or substantially all of the assets of MSGE and/or (B) a portion of assets of MSGE so long as the Interests represent no more than twenty-five percent (25%) of the Fair Market Value of the MSGE assets transferred in such Transfer (calculated net of any debt at the time of such Transfer and immediately after giving effect thereto); and (y) with respect to Hakkasan Parent, any Transfer of Interests to any Person that is an investment or similar company controlled by the Government of Abu Dhabi, including Aabar Investments PJS and its Subsidiaries, and that is not a controlling or controlled Affiliate of a Person engaged in a Competing Business (as defined in the Transaction Agreement), and (b) with respect to TAO, any Transfer by any member of Rollover Holdco (as such term is defined in the Holdings LLC Agreement) or TAO, other than MSGE or any of its Affiliates, of any interests in Rollover Holdco or TAO.

“Permitted Transferee” means a transferee of Units owned by a Member in a Permitted Transfer.

“Person” is defined in Section 18-101(14) of the Act.

“Preemptive Securities” means, other than Excluded Securities:

(a)    any Units or other equity securities of the Company issued after the date of the Agreement; and

(b)    any right, option or warrant to acquire any security convertible into the securities included in clause (a) of this definition.

“Preferred Capital Contribution” means the $13,154,472 contribution by TAO in respect of its Preferred Units.

“Preferred Percentage Share” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the aggregate number of all Preferred Units directly held by such Member on such date to the aggregate number of all Preferred Units issued by the Company and outstanding on such date.

“Preferred Return” means a return equal to compounded interest of nine percent (9%) per annum, compounded quarterly on March 31, June 30, September 30 and December 31 of each year that the Preferred Units are outstanding. The Preferred Return shall be computed on the basis of a three hundred and sixty (360)-day year constituting of twelve (12) thirty (30)-day months and shall be pro-rated for any partial periods (i.e., during the period from and after the date the Preferred Units are first issued until the last day of the quarter in which the Preferred Units are first issued and during the period from and after the first day of the quarter during which all amounts owed with respect to the Preferred Units under clauses (i) and (ii) of Section 2.1(c) of the Agreement are paid in full until the date that all amounts owed with respect to the Preferred Units under clauses (i) and (ii) of Section 2.1(c) of the Agreement are paid in full (including to the extent required by Section 2.1(d))) with respect to which it is calculated.

“Preferred Units” means the allocation of Interests designated as Preferred Units on Schedule 1.2(a) to the Agreement.

“Qualified Member” means a Member whose Percentage Share, together with the Percentage Share of each of such Member’s Permitted Transferees, is at least equal to five percent (5%).

“Qualified Stock” means MSGE Stock or Successor Stock that is duly authorized, validly issued, fully paid and non-assessable, not subject to any preemptive or other similar rights, issued free and clear of any Liens (other than Liens under applicable securities laws).

“Required Transfer Documentation” means an assignment and assumption agreement in form and substance reasonably acceptable to the transferor and the transferee providing for, as applicable, the sale and assignment of Interests free and clear of all Liens, other than those released on or prior to the closing of the Transfer or arising under applicable securities laws or under this Agreement, and containing only representations and warranties by the transferor as to (a) due organization and good standing (if the transferor is an entity) of the transferor, (b) the power and authority (if the transferor is an entity) of such transferor to effect such Transfer, (c) the capacity (if the transferor is an individual) of such transferor to effect such Transfer, (d) the due authorization (if the transferor is an entity) by such transferor of the Required Transfer Documentation, (e) the due execution and delivery by such transferor of the Required Transfer Documentation, (f) the enforceability of the Required Transfer Documentation against such transferor, (g) the “non-contravention” of the execution, delivery and performance of the Required Transfer Documentation with the transferor’s organizational documents (if the transferor is an entity), applicable laws and (subject to any exceptions set forth on a disclosure schedule) material agreements to which the transferor is a party, and (h) the sale and assignment to the transferee of good and valid title to such Interests, free and clear of all Liens, other than those released on or prior to the closing of the Transfer or arising under applicable securities laws or under this Agreement.

“Sale of the Company” means a sale to a third party of all the equity, or all or substantially all of the assets, of the Company and its Subsidiaries, taken as a whole, by sale of Interests, merger, consolidation, sale of assets, sale of Subsidiaries, or similar business combination transaction.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Preferred Value” means, as of any time with respect to the Preferred Units, the amount to which the holder of such Preferred Units would at such time be entitled pursuant to clauses (i) and (ii) of Section 2.1(c) of the Agreement (taking into account all amounts previously paid to such holder in respect of such Preferred Units pursuant to Section 2.1 of the Agreement).

“Subordinated Credit Agreement” means the Credit Agreement among TAO Group Sub-Holdings LLC and MSG Entertainment Holdings LLC, as administrative agent and a lender, dated as of May 23, 2019.

“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company or other business entity of which fifty percent (50%) or more of (i) the total equity interests or (ii) total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

“Successor Stock” means the common stock of an MSGE Company Successor listed for trading on a U.S. national securities exchange, valued at the volume-weighted average price (as reported by Bloomberg) over the ten (10) trading days prior to the date of issuance; provided, that, in order to constitute Successor Stock, such MSGE Company Successor shall have (i) an average market capitalization that is no less than the average market capitalization of MSGE during the ninety (90) trading days immediately preceding the MSGE Change of Control or Transfer permitted by this Agreement, (ii) an average float that is no less than the average float of MSGE Stock during the ninety (90) trading days immediately preceding the MSGE Change of Control or Transfer permitted by this Agreement, and (iii) an average trading volume during the ninety (90) trading days immediately preceding the issuance of such stock that is at least ninety percent (90%) of the average daily trading volume of MSGE during the ninety (90) trading days immediately preceding the Change of Control or Transfer permitted by this Agreement.

“TAO Accounting Principles” means the accounting methods, policies, practices and procedures, including classification, valuation and estimation methodology, used in the preparation of the most recent consolidated audited financial statements of TAO and its Subsidiaries.

“TAO Prohibited Person” means, the Persons listed as TAO Prohibited Persons on Schedule 6.4.

“Transaction Documents” has the meaning assigned to such term in the Transaction Agreement.

“Transfer” means any direct or indirect offer, sale, contract to sell, assignment, alienation, gift, transfer, hypothecation, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance, whether voluntary or involuntary. A Transfer shall, without limitation of the foregoing, include any transaction that, in whole or in part, transfers any economic consequences of ownership. The Transfer of the equity interest in a Member (or any Person who directly or indirectly owns any equity interests of such Member) shall be deemed an indirect Transfer of such Member’s Interest. Notwithstanding anything to the contrary in this definition, in no event will a direct or indirect offer, sale, contract to sell, assignment, alienation, gift, transfer, hypothecation, exchange, mortgage, pledge, grant of a security interest or other disposition, encumbrance, whether voluntary or involuntary, of (i) any securities of MSGE or any of its successors or acquirors (or any successive successors thereto or acquirors thereof) or (ii) any securities of Aabar Investments PJS or any of its parent entities, be a Transfer.

“Units” means the Preferred Units and the Common Units.

“Unreturned Preferred Capital Contributions Amount” means at any time, the excess, if any, of: (a) the aggregate Preferred Capital Contributions made by TAO over (b) the aggregate amount of distributions with respect to such Preferred Capital Contributions (including any distributions to any predecessor of such Member) under Section 2.1(c)(ii) (including to the extent required by Section 2.1(d)) of the Agreement.

“Valuation Date” means for purposes of calculating the Hakkasan Parent Purchase Price (i) in the case of a Put, the last Sunday in December of the year in which a Put Notice is delivered, or (ii) in the case of a Call, the last Sunday in December of the year immediately preceding the year in which a Call Notice is delivered.

2.    The following terms are defined in the Sections indicated below.

Term	Section
Adjustment Mechanism	4.1(d)(ii)
Agreement	Preamble
Appraisable Dispute	6.8
Appraiser	6.8
Approved Sale	6.9(a)
Approved Sale Notice	6.9(a)
Approved Sale Period	6.9(a)
Background Check	Exhibit A
Business Books and Records	3.4
Business Plan	1.5(a)
Call	6.7(a)
Call Closing Date	6.7(a)
Cap	4.1(d)(ii)
Chairman	4.1(a)
Chairperson	8.9(c)(iii)
Company	Preamble
Company Fiscal Year	3.3
Confidential Information	4.7(a)
Debt Financing Notice	4.2(a)
DGCL	4.3
Dispute	8.9(c)(i)
Dispute Parties	8.9(c)(i)
Drag Aggregate Consideration	6.5(c)
Drag-Along Participation Securities	6.5(b)
Drag-Along Sale	6.5(a)
Drag-Along Sale Notice	6.5(a)
Drag-Along Securities	6.5(a)
Dragged Parties	6.5(a)
Dragging Member	6.5(a)
Exercise Notice	1.4(c)
Existing Agreement	Recitals
Hakkasan Board Designees	4.1(a)
Hakkasan Parent	Preamble
Hakkasan Parent Director	4.1(a)
Hakkasan Parent Observer	4.1(a)
Indemnified Persons	4.4(a)
Interest Change Date	2.2(k)
Joinder Agreement	4.9

LCIA	8.9(c)(ii)
Losses	4.4(a)
Member Indemnitors	4.4(b)
MSG Payment	2.1(a)
Mutual Valuation Period	6.8
Notice of Election	6.3(b)
Offered Securities	6.3(b)
Officer	4.1(c)
Permitted Recipients	4.7(a)
Preemptive Right	1.4(a)
Preemptive Rights Notice	1.4(b)
Pro Rata Funding Election	4.2(a)
Put	6.6(a)
Put Closing Date	6.6(b)
Put Interim Period	6.6(a)
Put Notice	6.6(a)
Put Notice Date	6.6(a)
Put Period	6.6(a)
Register of Members	1.2(a)
Remedy Exercise	4.8
Return or Destruction Date	4.7(a)
ROFO Notice	6.3(b)
ROFO Option Period	6.3(b)
ROFO Price	6.3(b)
ROFR Notice	6.3(e)
ROFR Option Period	6.3(e)
Rollover Business Plan	1.5(b)
Rules	8.9(c)(i)
Sale Aggregate Consideration	6.9(c)
Sale Notice	6.6(b)
Section 705(a)(2)(B) Expenditures	Exhibit A
Tag-Along Participation Securities	6.4
Tag-Along Securities	6.4
TAO	Preamble
TAO Director	4.1(a)
TAO Executive Directors	4.1(a)
TAO Parent Directors	4.1(a)
Transaction Agreement	Recitals
Transactions	Recitals